Exhibit 2.1

Execution Version

Agreement and Plan of Merger

by and among

Cayan Holdings LLC,

PCP MW Holding Corp.,

Total System Services, Inc.,

PCP CYN Merger Sub, Inc.,

MW CYN Merger Sub, LLC,

and

Parthenon Investors IV, L.P.

(solely in its capacity as Representative hereunder)

Dated December 16, 2017

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ANNEXES

Annex A	Contingent Consideration Obligations Schedule
Annex B	Working Capital Schedule
Annex C	Permitted Liens Schedule
Annex D	Equityholders Schedule
Annex E	Representative

EXHIBITS

Exhibit 1	Form of Escrow Agreement
Exhibit 2	Certificates of Merger
Exhibit 3	Form of Letter of Transmittal
Exhibit 4	Form of Termination Agreement

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AGREEMENT AND PLAN OF MERGER

Total System Services, Inc., a Georgia corporation (“Parent”), PCP CYN Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“PCP Merger Sub”), MW CYN Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), Cayan Holdings LLC, a Delaware limited liability company (the “Company”), PCP MW Holding Corp., a Delaware corporation and Equityholder of the Company (“PCP”), and Parthenon Investors IV L.P., a Delaware limited partnership, solely in its capacity as the representative of the Equityholders (“Representative”), hereby enter into this Agreement and Plan of Merger (“Agreement”) on this December 16, 2017.

RECITALS

Parent desires to acquire PCP and the Company in two mergers and has formed (i) PCP Merger Sub for the purpose of merging it with and into PCP (the “PCP Merger”) with PCP continuing as the corporation surviving the PCP Merger and (ii) Merger Sub for the purpose of merging it with and into the Company (the “Merger”) with the Company continuing as the limited liability company surviving the Merger.

Pursuant to the Delaware Limited Liability Company Act (“DLLCA”): (i) each of the sole member of Merger Sub and the board of managers of the Company has by written consent adopted resolutions approving this Agreement and declaring it advisable and (ii) this Agreement, having been so adopted, has been executed and acknowledged by each constituent limited liability company and will be submitted to the members thereof entitled to vote for its adoption. Similarly, pursuant to the Delaware General Corporation Law (“DGCL”): (x) the boards of directors of each of PCP Merger Sub and PCP has by written consent adopted resolutions approving this Agreement and declaring it advisable and (y) this Agreement, having been so adopted, has been executed and acknowledged by each constituent corporation and will be submitted to the stockholders thereof entitled to vote for its adoption. In addition, pursuant to the DGCL, the board of directors of Parent has adopted resolutions approving this Agreement and, having been so adopted, this Agreement has been executed and acknowledged by Parent. Copies of all such resolutions have been exchanged by the Parties.

Concurrently with the execution and delivery of this Agreement, Henry Helgeson has entered into an employment agreement and a restrictive covenant agreement with the Company Group, in each case, to be effective only upon Closing.

Concurrently with the execution and delivery of this Agreement, each of the Key Employees (as defined below) has entered into a restrictive covenant agreement with the Company Group, in each case to be effective only upon Closing.

AGREEMENT

In consideration of the representations, warranties, covenants and agreements made herein by the Parties and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

“Adjustment Escrow Amount” means an aggregate amount equal to $150,000 to be held by the Escrow Agent solely to satisfy any amounts payable to Parent pursuant to Section 2.5(e).

“Adjustment Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Advisory Services Agreement” means that certain Amended and Restated Advisory Services Agreement, dated as of September 24, 2015, by and among the Company, Cayan LLC and Sponsor, as amended, which shall be terminated at Closing pursuant to the Termination Agreement attached hereto as Exhibit 4.

“Affiliate” of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person; where “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person; provided that in no event shall: (i) the Company or any Company Subsidiary be considered an Affiliate of any portfolio company of any investment fund or vehicle affiliated with or managed by Sponsor or (ii) any portfolio company of any investment fund or vehicle affiliated with Sponsor be considered an Affiliate of the Company or any Company Subsidiary.

“Agents” of any Person means such Person’s directors, managers, officers, employees, agents, attorneys, accountants, consultants, professional advisors and other representatives.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other laws of the United States intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Audited Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2016.

“Audited Financial Statements” means the Audited Balance Sheet and the related consolidated statements of comprehensive income, consolidated statements of members’ interests and consolidated statements of cash flows of the Company for the fiscal year then ended.

“BIN” means a unique bank identification number or interbank card association assigned by Visa Inc. or MasterCard Inc., respectively, (or their affiliates) for use in entering or receiving Card transactions from such Payment Networks.

“BIN Sponsor” means any member institution of MasterCard Inc. or Visa Inc. that serves as an acquiring bank for any Merchant of a Company Group member or that sponsors a Company Group member’s participation in either such Payment Network.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York, and any other day on which the office of the Secretary of State of the State of Delaware is closed.

“Card” means a credit card, charge card, debit card, stored value card or similar payment device, regardless of form factor, including mobile payment solutions.

“Cash” means cash and cash equivalents of the Company Group as of the Adjustment Time determined in accordance with the Working Capital Methodology. For purposes of clarity, Cash shall: (i) include (A) checks received by the Company Group prior to the Adjustment Time, (B) wire transfers, ACH transfers and other electronic payments to the Company Group initiated prior to the Adjustment Time and (C) undeposited credit card payments, in each case, unless the receivables associated with such checks, transfers or payments are reflected in Estimated Working Capital and Final Working Capital; and (ii) exclude (A) checks issued by the Company Group prior to the Adjustment Time and (B) wire transfers, ACH transfers and other electronic payments initiated by the Company Group prior to the Adjustment Time, in each case, unless the payables associated with such checks, transfers or payments are reflected in Estimated Working Capital and Final Working Capital.

“Cayan LLC” means Cayan LLC, a Delaware limited liability company.

“Class A Common Units” has the meaning set forth in the LLC Agreement.

“Class B Common Units” has the meaning set forth in the LLC Agreement.

“Class P Common Units” has the meaning set forth in the LLC Agreement.

“Closing Merger Consideration” means an aggregate amount in cash equal to: (i) the Initial Purchase Price; (ii) minus the Expense Holdback Amount; (iii) minus the Adjustment Escrow Amount.

“Code” means the U.S. Internal Revenue Code of 1986.

“Common Share” means a share of common stock of PCP, par value $0.01 per share.

“Company Benefit Plan” means collectively, each pension, retirement, profit-sharing, 401(k), savings, employee stock ownership, stock option, share purchase, stock appreciation rights, restricted stock, phantom stock, stock bonus, retention, severance pay, termination pay, change in control, vacation, holiday, sick pay, supplemental unemployment, salary continuation, bonus, incentive, deferred compensation, executive compensation, medical, vision, dental, life insurance, accident, disability, fringe benefit, flexible spending account, cafeteria, or other similar benefit plan, fund, policy, program, practice, custom, agreement, understanding or arrangement for the benefit of any current or former officer, employee, director, independent contractor or retiree or any spouse, dependent or beneficiary thereof whether or not such employee benefit plan is or is intended to be (A) arrived at through collective bargaining or otherwise, (B) funded or unfunded, (C) covered or qualified under the Internal Revenue Code, ERISA or other applicable law, (D) set forth in an employment agreement or consulting agreement and (E) written or oral, that is currently maintained or contributed to by the Company Group or under which the Company Group has any obligation or liability, contingent or current.

“Company Group” means the Company and the Company Subsidiaries and, where applicable, any of the Company or any Company Subsidiary (and, after the Closing, the Surviving Company and its subsidiaries).

“Company Persons” means the Company Group and its Affiliates and its and their Agents.

“Company Software” means all Software products and related services of the Company or any of its subsidiaries that (a) are currently, offered, licensed, sold, distributed, hosted, maintained or supported by or on behalf of the Company or any of its subsidiaries; or (b) are currently under development by or on behalf of the Company or any of its subsidiaries.

“Company Subsidiaries” means Cayan LLC and Merchant Warehouse NI.

“Contingent Consideration Obligations” means the contingent consideration obligations of the Company Group as set forth on Annex A.

“Copyrights” means all of the following throughout the world: works of authorship, copyright rights therein or related thereto, copyright registrations and applications to register any of the foregoing, and renewals and extensions of any of the foregoing.

“Deal Documents” means this Agreement, the Escrow Agreement and any agreements entered into in connection herewith or related hereto.

“Enterprise Value” means $1,050,000,000.

“Environmental Laws” means all laws applicable to the Company Group concerning pollution or protection of the environment as enacted prior to and in effect as of the date hereof.

“Equityholders” means the Stockholders and the Other Members.

“ERISA Affiliate” of the Company means any other entity which, together with the Company, would be treated as a single employer under Code Section 414 or ERISA Section 4001(b).

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the escrow agreement substantially in the form attached hereto in Exhibit 1.

“Expense Holdback Amount” means $3,000,000 (or a lesser amount determined by Representative by written notice to Parent prior to Closing) to be held by Representative to satisfy any fees, costs or expenses incurred by Representative in its capacity as such.

“Final Purchase Price” means an aggregate amount in cash equal to: (i) Enterprise Value; (ii) plus Final Cash; (iii)(A) plus the amount, if any, that Final Working Capital is greater than Target Working Capital or (B) minus the amount, if any, that Final Working Capital is less than Target Working Capital; (iv) minus Final Indebtedness; (v) minus Final Transaction Expenses.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Body” means the government of the United States of America or the United Kingdom, or any state, commonwealth, territory, county or municipality thereof, or the government of any political subdivision of any of the foregoing, or any authority, agency, ministry or other similar body exercising legislative, judicial, regulatory or administrative authority or governmental functions.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, without duplication: (i) Indebtedness for Borrowed Money; (ii) any capitalized lease obligations of the Company Group; and (iii) any accrued fee payable to Sponsor or any of its Affiliates pursuant to the Advisory Services Agreement, in each case, determined as of immediately prior to the Closing. For purposes of clarity, no letters of credit to be substituted pursuant to Section 6.7, debt financing costs or Contingent Consideration Obligations shall constitute Indebtedness hereunder.

“Indebtedness for Borrowed Money” means the aggregate amount of indebtedness of the Company Group for borrowed money, including any indebtedness evidenced by a note, bond, mortgage or other debt instrument, any accrued interest thereon and any prepayment, breakage or similar charges payable in connection with the discharge of such indebtedness at the Closing.

“Initial Purchase Price” means an aggregate amount in cash equal to: (i) Enterprise Value; (ii) plus Estimated Cash; (iii)(A) plus the amount if any, that Estimated Working Capital is greater than Target Working Capital or (B) minus the amount, if any, that Estimated Working Capital is less than Target Working Capital; (iv) minus Estimated Indebtedness; (v) minus Estimated Transaction Expenses.

“IRS” means the United States Internal Revenue Service.

“ISO” means any independent sales organization or merchant service provider which is registered as such with Visa Inc. or MasterCard Inc. or their Affiliates.

“Key Agent” means the top 10 marketing agent relationships of the Company Group, taken as a whole, determined on the basis of revenues to the Company Group during the nine months ended September 30, 2017.

“Key Employees” means Damien Dougan, Dominic Lachowicz, Marc Castrechini, Ken Paull, and Paul Vienneau.

“Key Merchants” means the top fifty (50) Merchants of the Company Group, taken as a whole, determined on the basis of revenues to the Company Group (excluding Opticard related revenues) during the nine month period ended September 30, 2017.

“Knowledge” as used in “to the Knowledge of Company” or phrases of similar import, means the knowledge (not constructive knowledge) of a Knowledge Party.

“Knowledge Parties” means (i) Henry J. Helgeson III (Co-Founder and Chief Executive Officer); (ii) Christopher Menard (Chief Financial Officer); (iii) Paul Vienneau (Chief Technology Officer); and (iv) solely with respect to Section 3.10 (Company Benefit Plans) and Section 3.11 (Labor Matters), Johanna Perri (Director, Human Resources).

“Leased Real Property” means all leasehold estates held by the Company Group.

“LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement, dated as of June 12, 2017, by and among the Company, PCP and the other Persons named therein.

“Material Adverse Effect” means any event that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, businesses, results of operations or financial condition of the Company Group, taken as a whole; provided, however, that none of the following will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: any effect on the businesses, results of operations or financial condition of the Company Group that arises from, is related to or results from (i) changes in or factors affecting the regional, national or world economy; the financial, banking or securities markets; or the industries or markets in which the Company Group operates; (ii) political or social conditions in the United States or the United Kingdom; (iii) any earthquake, hurricane, tsunami, tornado, flood, mudslide, fire or other disaster, act of god or any other force majeure event; (iv) engagement by any Governmental Body or non-governmental group in hostilities or the escalation thereof or the occurrence or the escalation of any military or terrorist attack; (v) changes in law, GAAP or the official interpretation thereof; (vi) the announcement or consummation of the transactions contemplated by this Agreement, including: (A) losses or threatened losses of, or any adverse change in the relationship with, employees, customers, suppliers, distributors, resellers, financing sources, licensors, licensees, lessors or other commercial relations of the Company Group; or (B) litigation or other actions or proceedings in respect of this Agreement or any of the transactions contemplated hereby; (vii) the failure by the Company Group to achieve (A) any earnings, revenue, sales or other estimate, projection, forecast or target or (B) any capital expenditure, expense or other budget (it being understood that the underlying facts giving rise to any such failure may be taken into account in determining whether a Material Adverse Effect has occurred (to the extent not otherwise excluded by any other clause herein)); (viii) Parent’s compliance with its obligations under this Agreement; (ix) any unauthorized access, unauthorized acquisition, unauthorized disclosure or theft of Sensitive Data; (x) any communications with, or actions (or inactions) by, First Data or Wells Fargo in connection with the Merchant Program Processing Agreement, dated December 31, 2008, between First Data, Wells Fargo and Merchant Warehouse Inc. (now known as Cayan LLC), as amended (“MPP Agreement”), and any services related thereto; or (xi) the application of Antitrust Laws (including any action or judgment arising under Antitrust Laws) to the transactions contemplated hereby.

“Material Data Compromise” means any unauthorized access, unauthorized acquisition, unauthorized disclosure or theft of Sensitive Data from any Company Group member (or third parties acting on their behalf) that occurs while such Sensitive Data is in the possession or control of the Company Group (or third parties acting on their behalf) that involves Sensitive Data relating to more than 11,500,000 Cards.

“Members” means Members as set forth on the Equityholders Schedule.

“Members Agreement” means the Amended and Restated Members Agreement, dated as of September 24, 2015, by and among the Company, PCP and the other Persons named therein.

“Merchant” means any Person (other than the Company or any Company Subsidiary and any BIN Sponsor) that is a party to a Merchant Agreement or which receives card acceptance or related services from or on behalf of the Company or any Company Subsidiary.

“Merchant Agreement” means an agreement between or among a Merchant, a Processor and/or the related BIN Sponsor containing the respective rights, duties, and obligations of the parties thereto with respect to a Merchant’s acceptance of Cards.

“Merchant Warehouse NI” means Merchant Warehouse (NI) Ltd., a Northern Ireland private limited company.

“Merger Consideration” means an aggregate amount in cash equal to Closing Merger Consideration plus any Excess Amount, Adjustment Escrow Amount or Expense Holdback Amount that is ultimately paid to the Equityholders hereunder.

“Open Source Software” means any Software distributed or licensed pursuant to a (i) license listed at http://www.opensource.org/licenses (which licenses shall include all versions of GNU GPL, GNU LGPL, GNU Affero GPL, MIT license, Eclipse Public License, Common Public License, CDDL, Mozilla Public License, Academic Free License, BSD license and Apache license), or (ii) any “copyleft” license or any other license under which such Software is distributed or licensed as “free software” or “open source software,” as defined by the Open Source Initiative (opensource.org/osd), or under terms which substantially conforms to the Open Source Definition (opensource.org/osd).

“Other Members” means all Members other than PCP.

“Parent Persons” means Parent and its Affiliates (including following the Closing, the Surviving Corporation and the Surviving Company), and its and their Agents.

“Patents” means patents, patent disclosures, inventions, utility models and industrial designs, and all applications and registrations therefor, together with all provisionals, continuations, continuations-in-part, divisionals, extensions (including any supplementary protection certificates), reissuances, reexaminations, any patents issuing from or claiming priority to, or patents or applications claiming priority to, any of the foregoing patents or applications, and all foreign equivalents.

“Paying Agent” means SRS Acquiom LLC.

“Payment Network” means MasterCard Inc., Visa Inc., Discover Financial Services, American Express Corporation, and any other credit card network or debit card network with whom the Company and/or any Company Subsidiary may directly or indirectly have a sponsorship agreement or facilitate the acceptance of Cards branded with such payment network.

“PCI-DSS” means the Payment Card Industry Data Security Standards promulgated by the Payment Card Industry Security Standards Council.

“Permitted Liens” means: (i) liens associated with capital leases; (ii) easements, rights of landlords, third-party leasehold interests, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar matters affecting the Leased Real Property; (iii) liens arising from taxes, assessments or governmental charges or levies imposed with respect to property (or rights thereto) which are not due; (iv) statutory, mechanics’, materialmen’s, workmen’s, repairmen’s, landlord’s, warehousemen’s, carrier’s and other similar liens arising in the ordinary course of business; (v) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, unemployment insurance or other types of social security; (vi) non-exclusive licenses of Proprietary Rights in the ordinary course of business; (vii) liens on any property acquired or held by the Company Group in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such property; and (viii) those liens set forth on the Permitted Liens Schedule.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Body.

“Personally Identifiable Information” means information that can be used to identify a natural person, either alone or when combined with other personal or identifying information that is linked to a specific individual, such as names, account numbers, financial or tax information, and social security numbers.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Proprietary Rights” means all of the following, in any jurisdiction throughout the world: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Trade Secrets; (v) Software and all rights therein; and (vi) all other intellectual property and proprietary rights.

“Sale Materials” means all documents created by or on behalf of, and all written communications from or among, any Company Persons, in each case concerning, related to or in respect of the sale process, the Deal Documents, negotiations in respect thereof and of the transactions contemplated hereby and, to the extent related to or made in connection with the sale process or such negotiations, the assets, liabilities, operations, prospects or condition of the Company Group or its businesses.

“Sensitive Data” means cardholder and merchant data, sensitive authentication data that must be protected in accordance with the requirements of the PCI-DSS or applicable law, other Personally Identifiable Information.

“Software” means any and all (i) computer software (whether in source code, object code or other format), (ii) computer databases, and (iii) all documentation (including, but not limited to, descriptions, schematics, flow charts, specifications, user manuals and training materials) relating to any of the foregoing.

“Sponsor” means PCP, L.P., a Delaware limited partnership.

“Sponsorship Agreement” means any agreement with a BIN Sponsor enabling the Company’s (or applicable Company Subsidiary’s) participation in such Payment Network

“Stockholders” means, collectively, the holders of the Common Shares, as set forth on the Equityholders Schedule.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Tail Policies” means the tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Company Group with respect to claims arising from facts or events that occurred on or before the Closing and run off coverage as provided by the Company Group’s fiduciary and employee benefits policies, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company Group’s existing policies.

“Target Working Capital” means $4,600,000.

“Tax Returns” shall mean any return, declaration, report, claim for refund, information return, or statement, and any schedule, attachment, or amendment thereto, including, without limitation, any consolidated, combined or unitary return or other document (including any related or supporting information or any certificate, schedule or attachment thereto and any amendment thereof), filed with or required to be filed with any Governmental Body in connection with the determination, assessment, collection, imposition, payment, refund or credit of any federal, state, local or foreign Tax or the administration of the laws relating to any Tax.

“Taxes” means all federal, state, local, foreign and other taxes, including income, gross receipts, corporation, net worth, capital gains, profits, severance, stamp, occupation, customs duties, ad valorem, unclaimed property, escheat, premium, value-added, alternative minimum, excise, real property, personal property, sales, use, services, transfer, withholding, social security, employment, payroll, franchise and estimated taxes imposed by any Governmental Body, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax.

“Third-Party Referral Contract” means any written agreement between the Company Group and a Third-Party Referral Provider.

“Third-Party Referral Provider” means any indirect sales channel (including but not limited to banks, professional associations, value added resellers, sales agents, ISOs, and other referral sources), that sells, refers, or promotes the services of the Company Group pursuant to a Third-Party Referral Contract.

“Trade Secrets” means any and all trade secrets (recognized as such under applicable law) and confidential and/or proprietary information and know-how that derives value from not being generally known to the public (including ideas, know-how, processes, methods, techniques, research and development, drawings, specifications, layouts, designs, formulae, algorithms, source code, compositions, industrial models, architectures, plans, proposals, technical data, financial, business and marketing plans and proposals, customer and supplier lists and price and cost information).

“Trademarks” means, all of the following throughout the world: collectively, all of the following throughout the world: all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate names, business names, products names, URLs, Internet domain names, other electronic identifiers (e.g., Twitter and Facebook handles), and other indicia of origin, together with all translations, adaptations, derivations and combinations of any of the foregoing, all goodwill associated with any of the foregoing, and all registrations and applications for registration thereof, and extensions and renewals therefor.

“Transaction Expenses” means: (i) fees, costs and expenses of Kirkland & Ellis LLP, Orrick, Herrington, & Sutcliffe LLP, Financial Technology Partners LP and FTP Securities LLC and any other outside legal counsel, accountants or financial or other advisors engaged by the Company Group in connection with the sale process and the documentation and negotiation of the transactions contemplated by this Agreement and the other agreements contemplated hereby; and (ii) transaction bonuses and similar compensatory amounts payable by the Company Group as a result of Parent acquiring the Company; provided that in no event shall Transaction Expenses include any: fees, costs or expenses (A) incurred at the request of Parent or any of its Affiliates or its or their Agents; (B) related to Parent’s financing of the transactions contemplated hereby; or (C) of outside legal counsel, accountants or financial or other advisors unrelated to the transactions contemplated hereby.

“Units” means Class A Common Units, Class B Common Units and Class P Common Units.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

“Working Capital” means: (i) the consolidated current assets (excluding Cash) of the Company Group set forth on the Working Capital Schedule; minus (ii) the consolidated current liabilities (excluding Indebtedness, Contingent Consideration Obligations and Transaction Expenses) of the Company Group set forth on the Working Capital Schedule, in each case, determined as of the Adjustment Time and in accordance with the Working Capital Methodology. The Working Capital Schedule sets forth (A) the balance sheet accounts that, after giving effect to the adjustments thereto set forth thereon, (x) were the accounts used in establishing Target Working Capital and (y) shall be the only accounts used in determining Estimated Working Capital and Final Working Capital, (B) the balances of such accounts as of the end of each month for the twelve-month period ended September 30, 2017 applying the Working Capital Methodology and (C) an illustrative calculation of Working Capital as of the Balance Sheet Date using such accounts and applying the Working Capital Methodology.

“Working Capital Methodology” means (i) in respect of Cash, Indebtedness and Transaction Expenses, GAAP, applying the accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodologies, in each case, used by the Company Group in the preparation of the Audited Balance Sheet and (ii) in respect of Working Capital, the accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodologies, in each case, used by the Company Group in determining the balance sheet accounts as of the end of each month during the twelve-month period ended September 30, 2017 as set forth on the Working Capital Schedule.

ARTICLE II

MERGERS

Section 2.1 Mergers. Upon the terms and subject to the conditions set forth in this Agreement:

(a) The PCP Merger will become effective upon the filing of a certificate of merger, substantially in the form included in Exhibit 2, with the Secretary of State of the State of Delaware (“PCP Certificate of Merger”) in accordance with the DGCL. Upon such filing, PCP Merger Sub shall be merged with and into PCP, the separate existence of PCP Merger Sub shall cease and PCP shall continue as the surviving corporation (“Surviving Corporation”). The date and time when the PCP Merger becomes effective pursuant to the filing of the PCP Certificate of Merger is hereinafter referred to as the “PCP Effective Time.”

(b) At the PCP Effective Time, by virtue of the PCP Merger:

(i) all the properties, rights, privileges, powers and franchises of PCP and PCP Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations and duties of PCP and PCP Merger Sub shall become debts, liabilities, obligations and duties of the Surviving Corporation;

(ii) (A) the certificate of incorporation of PCP Merger Sub as in effect immediately prior to the PCP Effective Time shall become the certificate of incorporation of the Surviving Corporation as of the PCP Effective Time and (B) the bylaws of PCP Merger Sub, as in effect immediately prior to the PCP Effective Time shall become the bylaws of the Surviving Corporation;

(iii) (A) the directors of PCP Merger Sub immediately prior to the PCP Effective Time shall be the initial directors of the Surviving Corporation and (B) the officers of PCP Merger Sub immediately prior to the PCP Effective Time shall be the initial officers of the Surviving Corporation;

(iv) each share of common stock of PCP Merger Sub issued and outstanding immediately prior to the PCP Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation; and

(v) the Common Shares issued and outstanding immediately prior to the PCP Effective Time and all rights in respect thereof shall forthwith cease to exist and be converted into and represent the right to receive the aggregate portion of the Merger Consideration that would be payable in respect of the Class A Common Units held by PCP if such Class A Common Units were converted into the right to receive a portion of the Merger Consideration in accordance with Section 2.1(d)(v) in lieu of being converted into units of the Surviving Company pursuant to Section 2.1(d)(vi).

(c) The Merger will become effective upon the filing of a certificate of merger, substantially in the form included in Exhibit 2, with the Secretary of State of the State of Delaware (“Cayan Certificate of Merger” and together with the PCP Certificate of Merger, the “Certificates of Merger”) in accordance with the DLLCA. Upon such filing, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company (“Surviving Company”). The date and time when the Merger becomes effective is hereinafter referred to as the “Cayan Effective Time.”

(d) At the Cayan Effective Time, by virtue of the Merger:

(i) all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become debts, liabilities, obligations and duties of the Surviving Company;

(ii) (A) the certificate of formation of Merger Sub as in effect immediately prior to the Cayan Effective Time shall become the certificate of formation of the Surviving Company as of the Cayan Effective Time and (B) the limited liability company agreement of Merger Sub, as in effect immediately prior to the Cayan Effective Time shall become the limited liability company agreement of the Surviving Company;

(iii) (A) the sole manager of Merger Sub immediately prior to the Cayan Effective Time shall be the sole manager of the Surviving Company and (B) the officers of Merger Sub immediately prior to the Cayan Effective Time shall be the initial officers of the Surviving Company;

(iv) each of the limited liability company interests of Merger Sub, which are exclusively represented by units, shall be converted into one unit of the Surviving Company;

(v) each Unit (other than the Units held by PCP) issued and outstanding immediately prior to the Cayan Effective Time and all rights in respect thereof shall forthwith cease to exist and be converted into and represent the right to receive the aggregate portion of the Merger Consideration payable in respect of each Unit pursuant to the terms of the LLC Agreement and the Members Agreement;

(vi) each Unit held by PCP shall be converted into one unit of the Surviving Company; and

(vii) any Class P Common Units that, after giving effect to any acceleration, are unvested as of immediately prior to the Cayan Effective Time shall be forfeited and cancelled without any payment in respect thereof.

Section 2.2 Pre-Closing Deliveries. At least three Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent (a): a statement (“Estimated Closing Statement”) setting forth the Company’s good faith estimate of: (i) Cash (“Estimated Cash”); (ii) Working Capital (“Estimated Working Capital”); (iii) the aggregate amount of Indebtedness (“Estimated Indebtedness”); and (iv) the aggregate amount of Transaction Expenses (“Estimated Transaction Expenses”); and (b) the Company’s

calculation of (i) the Initial Purchase Price; (ii) the Closing Merger Consideration; and (iii) the aggregate portion of the Closing Merger Consideration payable to each Equityholder (“Equityholder Payment Schedule”). With respect to the items set forth on the Estimated Closing Statement, the exchange rate of any currency other than U.S. dollars shall be determined based on the applicable foreign exchange rates used by the Company’s NetSuite program (through the Xignite API) on the date the Estimated Closing Statement is delivered by the Company to Parent.

Section 2.3 Closing.

(a) The closing of the transactions contemplated by this Agreement (“Closing”) shall take place by conference call: (i) at 9:00 a.m. Eastern Time on the second Business Day after the date on which the conditions set forth in Section 2.6 are satisfied or waived (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); or (ii) on such other date or at such other time as the Parties mutually agree (the date upon which the Closing is required to occur pursuant to clause (i) or occurs pursuant to clause (ii), the ”Closing Date”).

(b) At the Closing:

(i) the Company shall file the PCP Certificate of Merger with the Secretary of State of the State of Delaware and request that the Secretary of State provide evidence of such filing on the most expedited basis then available;

(ii) immediately following the filing of the PCP Certificate of Merger, the Company shall file the Cayan Certificate of Merger with the Secretary of State of the State of Delaware and request that the Secretary of State provide evidence of such filing on the most expedited basis then available;

(iii) the Company and PCP shall deliver to Parent a certificate, dated as of the Closing Date, signed by authorized officers of the Company and PCP, confirming that the conditions set forth in Section 2.6(b) have been satisfied;

(iv) Parent shall deliver to the Company and PCP a certificate, dated as of the Closing Date, signed by an authorized officer of Parent, confirming that the conditions set forth in Section 2.6(c) have been satisfied;

(v) the Company shall deliver to Parent a statement in accordance with Treasury Regulation Section 1.1445-11T(d)(2) certifying that the Units are not as described in Treasury Regulation Section 1.1445-11T(d)(1);

(vi) PCP shall deliver to Parent a statement in accordance with Treasury Regulation Section 1.897-2(h) certifying that PCP is not and has not been a United States real property holding corporation, together with evidence that PCP will provide notice to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h);

(vii) the Company shall deliver to Parent payoff letters in respect of the discharge of Indebtedness for Borrowed Money and evidence of the release of all liens securing such Indebtedness (other than Permitted Liens) in a form customary for transactions of this nature, each duly executed by or on behalf of the holders of such Indebtedness (“Payoff Letters”);

(viii) the Company shall deliver to Parent the Escrow Agreement, duly executed by Representative;

(ix) Parent shall deliver to Representative the Escrow Agreement, duly executed by Parent;

(x) Parent shall pay:

(A) to the Escrow Agent, the Adjustment Escrow Amount;

(B) to the obligees of Indebtedness for Borrowed Money, the applicable amounts set forth in the Payoff Letters;

(C) in respect of Transaction Expenses:

(1) in respect of each payee that is not a Withholding Payee, to such payee the aggregate amount set forth opposite such payee’s name on the Estimated Closing Statement;

(2) in respect of each Withholding Payee, to Cayan LLC the aggregate amount set forth opposite such payee’s name on the Estimated Closing Statement;

(D) to the Paying Agent, the Closing Merger Consideration; and

(E) to Representative, the Expense Holdback Amount.

(c) As soon as practicable after the Closing on the Closing Date, the Paying Agent shall pay to each Equityholder that has delivered a duly executed letter of transmittal, substantially in the form attached hereto in Exhibit 3, the aggregate portion of the Closing Merger Consideration payable to each Equityholder as set forth on the Equityholder Payment Schedule. In respect of the amounts paid to Cayan LLC pursuant to Section 2.3(b)(x)(C)(2), as soon as practicable after the Closing, Cayan LLC shall pay to each Withholding Payee the aggregate amount set forth opposite such payee’s name on the Estimated Closing Statement, net of all applicable withholding pursuant Section 2.4.

(d) The payments to be made pursuant to this Section 2.3 shall be made by wire transfer of immediately available funds to the accounts designated in writing by the applicable payees as memorialized in the funds flow memorandum mutually agreed to by the Parties and a draft of which will be provided to Parent no less than two (2) Business Days prior to the Closing Date. In order to facilitate an efficient Closing, the Company shall, prior to the Closing, appoint the Paying Agent to act as paying agent hereunder and enter into a customary “Paying Agent Agreement” with the Paying Agent and Representative.

Section 2.4 Withholding. If required by applicable law, the Company Group may deduct and withhold any tax (the “Withholding Amount”) from any amounts payable to any payee of any Transaction Expenses pursuant to this Agreement (“Withholding Payee”) and shall promptly pay over any such Withholding Amounts to the applicable Governmental Body. Notwithstanding anything in this Agreement to the contrary, Parent and its Affiliates shall be entitled to deduct and withhold from amounts payable in connection with this Agreement such amounts as Parent or any of its Affiliates are required to deduct and withhold with respect to the making of such payment under the Code or applicable law, and shall promptly pay over such amounts to the applicable Governmental Body, provided that if Parent and its Affiliates intend to deduct and withhold from amounts payable to a particular payee, they shall provide that payee with advance notice of at least three Business Days of their intention to withhold (except for amounts payable to a payee that are compensation for services) and provide the payee with reasonable opportunity to cure or remedy the matter that would otherwise require the withholding at issue. Any such amounts that are so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5 Determination of Purchase Price Adjustment. The Parties acknowledge that the Estimated Closing Statement will be delivered to Parent prior to the Closing Date and therefore the estimated amount of Cash, Working Capital, Indebtedness and Transaction Expenses included therein may be different than the actual amount of such items were the determination thereof been made after the Closing Date. Accordingly, this Section 2.5 sets forth the process by which such estimates may be adjusted; provided that, in order to ensure that the adjustment of any such estimated item reflects an adjustment only between the estimate thereof and the actual amount thereof, each of Cash, Working Capital, Indebtedness and Transaction Expenses shall be finally determined applying solely the Working Capital Methodology (i.e., no accounting methods, policies, principles, practices, procedures, classifications, judgments or estimation methodologies inconsistent with the Working Capital Methodology may be used by Parent (or, if applicable, the Accounting Firm) in calculating any such items, as the sole purpose of the purchase price adjustment is to measure the difference, if any, between the estimate of an item and the actual amount of such item).

(a) Within ninety (90) calendar days after the Closing Date, Parent shall deliver to Representative a statement (“Closing Statement”) setting forth in reasonable detail Parent’s good faith calculation of the following items (each, a “Closing Item”): (i) Cash (as finally determined pursuant to this Section 2.5 “Final Cash”); (ii) Working Capital (as finally determined pursuant to this Section 2.5, ”Final Working Capital”); (iii) the aggregate amount of Indebtedness of the Company Group (as finally determined pursuant to this Section 2.5, “Final Indebtedness”); (iv) the aggregate amount of Transaction Expenses (as finally determined pursuant to this Section 2.5, “Final Transaction Expenses”); and (v) the resulting calculation of the Final Purchase Price.

(b) In order that Representative may independently audit the Closing Statement and the application of the Working Capital Methodology in respect of the determination of Final Cash, Final Working Capital, Final Indebtedness and Final Transaction Expenses, the Company Group shall, upon reasonable request, provide Representative and its Agents with copies of financial and other pertinent information of the Company Group and reasonable access during business hours to the Company Group’s Agents.

(c) Representative shall have 30 calendar days after its receipt of the Closing Statement (“Review Period”) within which to review Parent’s calculation of the Closing Items. If Representative disputes any of the Closing Items, Representative shall notify Parent in writing of its objection to such Closing Items within the Review Period, together with a description of the basis for and dollar amount of such disputed items (to the extent reasonably possible) (a “Dispute Notice”). The Closing Items, as set forth in the Closing Statement, shall become final, conclusive and binding on the Parties unless Representative delivers to Parent a Dispute Notice within the Review Period. If Representative delivers a Dispute Notice, any amounts on the Closing Statement not objected to by Representative in the Dispute Notice shall be final, conclusive and binding on the Parties, and Parent and Representative shall, within 30 calendar days following Parent’s receipt of such Dispute Notice (“Resolution Period”), attempt in good faith to resolve their differences with respect to the matters set forth in the Dispute Notice and any such written resolution shall be final, conclusive and binding on the Parties. If, at the conclusion of the Resolution Period, any amounts remain in dispute, then each of Parent and Representative shall submit all items remaining in dispute to a nationally recognized accounting firm mutually acceptable to Parent and Representative

(“Accounting Firm”) for resolution by delivering within 10 calendar days after the expiration of the Resolution Period to the Accounting Firm their written position with respect to such items remaining in dispute. The fees and expenses of the Accounting Firm pursuant to this Section 2.5(c) shall be allocated by the Accounting Firm between Parent and Representative based on the portion of the contested amount with respect to which each party did not prevail relative to the aggregate contested amount (i.e., for illustrative purposes only, if Representative prevailed with respect to 40% of the aggregate contested amount, then Representative would be responsible for 60% of such fees and expenses of the Accounting Firm). The Accounting Firm shall determine, based solely on the submissions by Representative and Parent, and not by independent review, only those issues set forth in the Dispute Notice that remain in dispute and shall determine a value for any such disputed item which is equal to or between the final values proposed by Parent and Representative in their respective submissions. Parent and Representative shall request that the Accounting Firm make a decision with respect to all disputed items within 10 Business Days after the submissions of Parent and Representative, and in any event as promptly as practicable. The final determination with respect to all disputed items shall be set forth in a written statement by the Accounting Firm delivered to Parent and Representative and shall be final, conclusive and binding on the Parties. Parent and Representative shall promptly execute any reasonable engagement letter requested by the Accounting Firm and shall each cooperate fully with the Accounting Firm, including by providing the information, data and work papers used by Parent and Representative to prepare or calculate the Closing Items, making its personnel and accountants available to explain any such information, data or work papers, so as to enable the Accounting Firm to make such determination as quickly and as accurately as practicable.

(d) If the Final Purchase Price is greater than the Initial Purchase Price (such excess amount, “Excess Amount”), then, within two Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.5, (i) Parent shall pay to the Paying Agent an amount equal to the Excess Amount and (ii) Parent and Representative shall direct the Escrow Agent to pay to the Paying Agent an amount equal to the Adjustment Escrow Amount.

(e) If the Final Purchase Price is less than the Initial Purchase Price (such shortfall amount, “Shortfall Amount”), then, within two Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.5, Parent and Representative shall direct the Escrow Agent to pay to Parent an aggregate amount equal to the lesser of the Shortfall Amount and the Adjustment Escrow Amount, and if the Shortfall Amount is less than the Adjustment Escrow Amount (such difference, “Remaining Holdback Amount”), then Parent and Representative shall direct the Escrow Agent to pay to the Paying Agent an amount equal to the Remaining Holdback Amount.

(f) All amounts ultimately payable to the Equityholders pursuant to this Section 2.5 shall be allocated among and paid to the Equityholders as if such amounts had been included in the Closing Merger Consideration as determined by Representative. All amounts paid under this Section 2.5 to the Paying Agent shall thereafter be paid by the Paying Agent to the Equityholders.

(g) Any payments made pursuant to this Section 2.5 shall be deemed an adjustment to the Final Purchase Price.

Section 2.6 Conditions to Closing.

(a) General Conditions. No Party shall be obligated to take the actions required to be taken at Closing unless:

(i) the PCP Merger and the Merger are not illegal under any law applicable to the Parties and are not the subject of an injunction issued by a court of competent jurisdiction preventing the consummation thereof;

(ii) HSR Clearance has been obtained; and

(iii) this Agreement has been duly approved pursuant to the DGCL by the Stockholders and the DLLCA by the Equityholders (the “Equityholder Approvals”).

(b) Conditions to Obligations of Parent, PCP Merger Sub and Merger Sub. Parent, PCP Merger Sub and Merger Sub shall not be obligated to take the actions required to be taken at Closing unless:

(i) PCP and the Company have performed or complied in all material respects with the covenants, agreements and obligations set forth in this Agreement that are required to be performed or complied with prior to the Closing;

(ii) subject to Section 2.6(d)(ii) below, the representations and warranties regarding the Company as set forth in Section 3.7(d) are true and correct on the Closing Date as if remade on the Closing Date;

(iii) the representations and warranties in Article III (other than Section 3.7(d)) and Article IV are true and correct on the Closing Date as if remade on such date (other than those made as of a specified date, which are true and correct as of such specified date), except to the extent the failure of such representations and warranties to be so true and correct would not in the aggregate have a Material Adverse Effect; and

(iv) between the date of this Agreement and the Closing Date, there shall not have occurred a Material Adverse Effect that is continuing.

(c) Conditions to Obligations of PCP and the Company. PCP and the Company shall not be obligated to take the actions required to be taken at Closing unless:

(i) Parent has complied in all material respects with the covenants set forth in this Agreement that Parent is required to comply with prior to the Closing; and

(ii) the representations and warranties of Parent in Article V are true and correct in all material respects on the Closing Date as if remade on such date (other than those made as of a specified date, which are true and correct in all material respects as of such specified date).

(d) Frustration of Closing Conditions.

(i) No Party may assert the failure of any condition set forth in this Section 2.6 to be satisfied if such failure was caused by, or arose in connection with, a breach of this Agreement by such Party, including as a result of the failure to use reasonable best efforts to cause the Closing to occur as required by Section 6.1(b) and Section 6.3.

(ii) In the event that Parent receives written notice of any Material Data Compromise of a Company Group member, Parent shall work diligently and in good faith to understand the materiality and consequences of such Material Data Compromise. In addition, none of Parent, PCP Merger Sub or Merger Sub may rely on the failure of the condition set forth in Section 2.6(b)(ii) (and such condition will be deemed satisfied) if Parent does not validly exercise its right to terminate this Agreement pursuant to Section 8.1(b)(v) during the 15 Business Day period allotted therefor as provided therein.

Section 2.7 Tax Treatment of Payments. Any payments made with respect to adjustments made pursuant to Section 2.5 shall be deemed to be, and all parties shall treat such payments as, an adjustment to the purchase price for federal, state, local and foreign income Tax purposes to the extent permitted by applicable law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Schedules delivered in connection with this Agreement, the Company hereby represents and warrants to Parent as follows:

Section 3.1 Due Organization and Conduct. The Company and Cayan LLC were duly formed under the laws of Delaware. Merchant Warehouse NI was duly formed under the laws of Northern Ireland. The Company, Cayan LLC, and Merchant Warehouse NI each has the requisite limited liability company power to conduct its current business.

Section 3.2 Qualification. As of the date hereof, the Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the conduct of the businesses of the Company or such Company Subsidiary, as the case may be, requires such qualification, except in such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.

Section 3.3 Authorization. The Company has the requisite limited liability company authority, and has taken all limited liability company actions necessary to execute this Agreement and, subject to Equityholder Approval, to perform its obligations hereunder, and no other limited liability company action on the part of the Company is necessary to authorize the execution and performance of this Agreement by the Company. This Agreement has been duly executed by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.4 Consents and Filings.

(a) Assuming the filings required under the HSR Act are made and early termination has been granted, the waiting period thereunder has expired or the Merger has otherwise been cleared by the Federal Trade Commission or Department of Justice (“HSR Clearance”), no consent or approval of, or filing with or notice to, any Governmental Body, which has not been received or made, is required with respect to the Company in connection with the execution of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (i) the filing of the Cayan Certificate of Merger and (ii) any other consents, approvals, filings or notices which, if not made or obtained, would not materially affect, or make illegal, the operations of the Company Group (“Immaterial Government Company Filings”).

(b) Except as set forth on Schedule 3.4(b), and except for HSR Clearance, the Cayan Certificate of Merger, and any Immaterial Government Company Filings, the execution and delivery by the Company of this Agreement and the performance by the Company of the covenants and agreements contemplated hereby in accordance with the terms hereof, do not and will not: (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, give rise to a right of termination of, or require any notice or approval under any Material Contract; (ii) result in the creation of any lien (other than a Permitted Lien) on the assets of the Company Group; (iii) contravene any law applicable to the Company Group; or (iv) conflict with, or result in any violation of, any provision of the organizational documents of either the Company or any Company Subsidiary.

Section 3.5 Capitalization.

(a) The capitalization of the Company as of the date hereof is set forth on Schedule 3.5(a).

(b) The Company Subsidiaries are the only subsidiaries of the Company, and except as set forth in Schedule 3.5(b), neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock, equity, or other ownership interest in any other Person. Each Company Subsidiary is wholly owned by the Company. The issued and outstanding units of the Company and Cayan LLC were duly authorized, validly issued and not issued in violation of any preemptive rights. The issued and outstanding equity interests of Merchant Warehouse NI were duly authorized, validly issued and not issued in violation of any preemptive rights.

(c) Except as set forth on Schedule 3.5(c), none of the Company or any Company Subsidiary is a party to any outstanding option, warrant, call, put or subscription agreement which obligates it to issue, sell, repurchase or redeem any capital stock, limited liability company interests or other equity securities.

Section 3.6 Financial Statements.

(a) Attached to Schedule 3.6(a) are the following financial statements (collectively, “Financial Statements”): (i) the Audited Financial Statements; and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2017 (“Balance Sheet Date”) and the related unaudited consolidated statements of comprehensive income, consolidated statements of members’ interests and consolidated statements of cash flows for the six months ended on such date.

(b) Except as may be noted in Schedule 3.6(a) and subject to the absence of footnotes and year-end adjustments and reclassifications with respect to any unaudited Financial Statements, the Financial Statements present fairly in all material respects the financial condition of the Company Group as of the respective dates thereof or the operating results of the Company Group for the periods covered thereby, in each case, in conformity with GAAP in all material respects.

(c) The Company Group has no material liabilities, except: (i) liabilities set forth on the Audited Balance Sheet, (ii) liabilities that were incurred after the date of the Audited Balance Sheet in the ordinary course of business, (iii) liabilities not required by GAAP to be reflected on the face of a consolidated balance sheet of the Company Group, (iv) liabilities arising under the executory portion of any contract to which any Company Group member is a party and (iv) liabilities included in Working Capital, Indebtedness or Transaction Expenses.

Section 3.7 Compliance with Laws.

(a) Except as set forth on Schedule 3.7 and except for subject matters addressed by Section 3.10, Section 3.11, Section 3.12 and Section 3.16, the operations of the Company Group are, and, in the three years prior to the date hereof, have been, in compliance in all material respects with all laws applicable to the Company Group, and the Company Group has not received in the three years prior to the date hereof any written notice from any Governmental Body alleging a material violation of such laws.

(b) Each Company Group member is a member of or is registered by a member of, and is in good standing with, the Payment Networks, except to the extent such Company Group member’s business does not require such registration or where the failure to be so registered or in good standing would not be material. The Company and each Company Subsidiary is in compliance in all material respects with the applicable rules of the Payment Networks. To the Company’s Knowledge, there is no material investigation, proceeding or disciplinary action, including fines currently pending, or to the Company’s Knowledge, threatened in writing against the Company or any Company Subsidiary by a Payment Network, any BIN Sponsor or any third-party payment processor that provides transaction processing services for the Company Group member, including “front-end” authorizations or “back-end” settlement processing (a “Processor”).

(c) Each Company Group member is currently in compliance in all material respects with the applicable requirements of, and certified at the appropriate level of, the PCI-DSS and has been in compliance in all material respects with the applicable requirements of the PCI-DSS since January 1, 2015 as such requirements were then in effect.

(d) Since January 1, 2015, there has been no Material Data Compromise.

Section 3.8 Permits. The Company Group holds all material permits required for the ownership and use of its assets and the current conduct of its businesses and is in material compliance with such permits.

Section 3.9 Litigation. Except as set forth on Schedule 3.9(a), there are no, and in the three years prior to the date hereof, there have been no, material lawsuits or other actions or proceedings pending or, to the Knowledge of the Company, threatened, against the Company Group before any court of competent jurisdiction or any Governmental Body and, to the Knowledge of the Company, there are no pending or threatened investigations. In the three years prior to the date hereof, the Company Group has not been party to litigation or other action or proceeding pursuant to which a court or other adjudicative body of competent jurisdiction has issued an order binding the Company Group. The Company Group is not party to any contract involving the settlement of a lawsuit or other action or proceeding in an aggregate amount of $200,000 or more with respect to which (i) any amount remains unpaid or is not covered by insurance; or (ii) conditions precedent to the settlement thereof have not been satisfied.

Section 3.10 Company Benefit Plans.

(a) Schedule 3.10(a) sets forth a list of each Company Benefit Plan under which the Company Group has any material obligation or liability. With respect to each Company Benefit Plan, the Company has made available to Parent copies of, as applicable: (i) the current plan document; (ii) the most recent summary plan description required to be provided to participants; (iii) the most recent determination or opinion letter received from the IRS for any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code and (iv) the most recently filed Form 5500 annual report to the extent such report is required to be filed. Except as set forth on Schedule 3.10(a): (x) each Company Benefit Plan has been administered, funded and operated in material compliance with laws applicable to the Company Group and in accordance with its terms and (y) no lawsuit is pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan (other than routine claims for benefits and appeals of denied claims).

(b) The consummation of the transactions contemplated by this Agreement will not increase the amount of or result in the acceleration of time of payment, funding or vesting of compensation or benefits under any Company Benefit Plan.

(c) The Company Group has no obligation to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA), and no Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. No member of the Company Group has any liability or potential liability under Title IV of ERISA or Section 412 of the Code, including on account of an ERISA Affiliate. No Company Benefit Plan provides welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Subtitle B of Title I of ERISA or Code Section 4980B or other similar state law. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is a prototype plan that is entitled to rely on an opinion letter issued by the IRS to the prototype plan sponsor.

(d) With respect to each Company Benefit Plan that is a maintained outside of the United States substantially for employees who are situated outside the United States (the “Foreign Plans”):

(i) All employer and employee contributions to each Foreign Plan required by law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in all material respects in accordance with normal accounting practices.

(ii) Each Foreign Plan that is required by applicable law to be funded is funded through a trust. The fair market value of the assets of each Foreign Plan funded through a trust, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations as of the Closing Date, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and

(iii) Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(e) Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Code Section 409A has been operated and maintained in all material respects in operational and documentary compliance with Code Section 409A and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Company Benefit Plan.

(f) All individuals participating in (or eligible to participate in) Company Benefit Plans subject to ERISA are current or former common law employees of the Company Group or are current or former officers, directors, retirees, alternate payees, spouses, dependents or beneficiaries thereof.

Section 3.11 Labor Matters.

(a) Except as set forth on Schedule 3.11(a), (i) the Company Group is not a party to any written collective bargaining agreement with any labor union relating to its employees; (ii) there have not been any strikes, work stoppages or other material labor disputes within the last three years; (iii) to the Knowledge of the Company, there are no ongoing or threatened union organizing activities with respect to employees of the Company Group; (iv) the Company Group is, and for the past three years has been, in material compliance with all laws applicable to the Company Group respecting labor and employment; (v) the Company Group is not party to any ongoing legal action or proceeding relating to employees or former employees, and to the Knowledge of the Company, there is currently no such legal action or proceeding threatened in writing against the Company Group; and (vi) to the Knowledge of the Company, the Company Group has no outstanding material liability under the WARN Act.

(b) Except as set forth on Schedule 3.11(b), the Company Group is not party to any written contract for employment providing for an annual base salary in excess of $100,000. The representations and warranties set forth in this Section 3.11 are the sole and exclusive representations and warranties in respect of labor matters.

Section 3.12 Tax Matters. Except as set forth on Schedule 3.12:

(a) The Company Group has timely filed all Tax Returns required to be filed by it, taking into account any extension of time to file granted to or obtained on behalf of the Company Group. All such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with applicable laws.

(b) All Taxes shown as due on such Tax Returns required to be paid by the Company Group have been duly paid on or before their respective due dates (taking into account any extensions of time granted to or obtained on behalf of the Company Group) or are being contested in good faith.

(c) All Taxes that the Company Group is, or has been, required by law to withhold in connection with amounts paid or owing to any employee, former employee, creditor, Affiliate, customer, supplier, or other third party have been duly withheld and have been paid over to the proper Governmental Body to the extent due and payable.

(d) The Company Group is not under any audit or examination from a Governmental Body and has not received any written notice from a Governmental Body that an audit or examination with respect to Taxes is being initiated, which audit or examination is not resolved.

(e) The Company Group has not received a written claim from any Governmental Body in a jurisdiction where the Company Group has not filed Tax Returns that the Company Group is subject to taxation, or must file a Tax return in such jurisdiction.

(f) The Company Group is not presently contesting any Taxes applicable to it before any Governmental Body. All adjustments of federal Tax liability resulting from the resolution of any audit or proposed deficiency of the Company Group have been reported to the appropriate state and local Governmental Body and all resulting Taxes payable to such state and local Governmental Body have been paid.

(g) The Company Group has not entered into a written agreement or waiver extending any statute of limitations relating to the payment of Taxes of the Company Group, in each case, that has not expired.

(h) The Company Group will not be required to include any items of income in, or exclude any items of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting or use of an improper method of accounting by or with respect to the Company Group in any Pre-Closing Tax Period, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local Tax laws) entered into by or with respect to the Company Group on or prior to the Closing Date, or (iii) installment sale or open transaction disposition consummated, or prepaid amount received or deferred revenue accrued, by the Company Group on or prior to the Closing Date, or (iv) election described in Section 108(i) of the Code (or any corresponding or similar provision of state or local Tax laws) made by the Company.

(i) There are no liens for Taxes (other than Permitted Liens) upon any of the assets of the Company Group.

(j) The Company Group is not a party to any agreement, contract, plan or arrangement that, as a result of the transactions contemplated herein (after satisfying the Company Group’s covenant in Section 6.6(g)) would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign law), excluding, however, the effect of any Parent Arrangements.

(k) No member of the Company Group has (A) been a member of an affiliated group filing a combined, consolidated or unitary Tax Return; and (B) any liability for the Taxes of any Person (other than a member of the Company Group) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by contract.

(l) The Company Group is not a party to or bound by any Tax sharing or allocation or similar agreement or arrangement with respect to Taxes excluding for this purpose agreements (such as leases, credit agreements and other similar arrangements) entered into for purposes other than relating to Taxes.

(m) The Company Group has not participated in any listed transactions that were required to be disclosed pursuant to Treasury Regulation Section 1.6011-4.

(n) Merchant Warehouse NI does not have, and has not had, any nexus with the United States, a trade or business or permanent establishment within the United States or any other connection with the United States that has subjected it to U.S. federal, state or local Tax.

(o) For the period commencing on the first day of any Straddle Period and ending at the close of business on the Closing Date, Merchant Warehouse NI will not have any item of income which could constitute subpart F income within the meaning of Section 952 of the Code.

(p) All transfer pricing rules have been complied with and all documentation required by all relevant transfer pricing laws has been timely prepared

Section 3.13 Proprietary Rights.

(a) The Company Group exclusively owns all of the Proprietary Rights disclosed on Schedule 3.13(b), and exclusively owns or has a valid right to use pursuant to a written contract, all Proprietary Rights, presently used in, or held for use in, the conduct of its businesses (“Company Proprietary Rights”), free and clear of all liens (other than Permitted Liens). The Company Proprietary Rights include all Proprietary Rights that are used in, held for use in, or necessary for the operation of the business of the Company Group as currently conducted.

(b) Schedule 3.13(b) sets forth a complete and accurate list of the following Proprietary Rights that are owned by the Company Group as of the date hereof: (i) all issued Patents and pending applications for any Patents; (ii) registrations and applications for registration of any Copyrights; (iii) registrations and applications for registration of any Trademarks; (iv) internet domain names; (v) all other Proprietary Rights that are subject to any issuance, registration or application by or with any Governmental Body or authorized private registrar in any jurisdiction, and applications for any of the foregoing ((i) thru (v) collectively the “Company Registered Proprietary Rights”); (vi) all material unregistered Trademarks; and (vii) all Company Software (excluding any Software owned by a person or entity other than a member of the Company Group) from which the Company Group currently derives any revenue or which is material to the operation of the business. The Company Group has taken commercially reasonable steps under the circumstances to protect, perfect, preserve and maintain the Proprietary Rights owned by the Company Group so as not to adversely affect the validity, enforceability or ownership thereof, and no loss, expiration, cancellation, opposition, interference or other contested proceeding of any Company Registered Proprietary Rights is threatened in writing or pending, and to the Knowledge Parties, no fact or circumstance exists which would form the basis for any of the foregoing. Except as set forth on Schedule 3.13(b), no current or former employee or contractor of any of the Company Group has any legal or enforceable right, title or interest in any Company Proprietary Rights owned by the Company Group. None of the Company Group has disclosed any Company Proprietary Rights of a confidential nature (including, without limitation, any trade secrets) to any Person, except pursuant to a valid and binding written non-disclosure agreement.

(c) Except as set forth on Schedule 3.13(c), the business of the Company Group as currently conducted does not infringe, misappropriate or otherwise violate any Proprietary Rights of any third party, and in the three (3) years prior to the date hereof: (i) the Company Group has not received any written claim contesting the validity, enforceability, registrability, patentability or ownership of any Company Proprietary Rights; (ii) to the Knowledge of the Company Group, the Company Group has not infringed any Proprietary Rights of any third party; and (iii) the Company Group has not received any written claim of any infringement, misappropriation or other violation of any Proprietary Rights of any third party. To the Knowledge of the Company Group, no third party is infringing the Company Proprietary Rights.

(d) The Company Software listed on Schedule 3.13(b) was (i) designed, developed, created, conceived of, or reduced to practice by an employee of one of the Company Group working within the scope of his or her employment at the time of such development; (ii) designed, developed, created, conceived or, or reduced to practice by an consultant, contractor or other Person who executed written agreements of assignment in favor of one of the Company Group as assignee to convey to the Company Group all right, title and interest in and to all Company Software, and any Proprietary Rights therein or related thereto; or (iii) acquired by one of the Company Group in connection with acquisitions in which one of the Company Group was assigned from the transferring party all right, title and interest in and to the Company Software and Proprietary Rights therein or through merger, acquisition or other similar corporate transaction. For the avoidance of doubt, this Section 3.13(d) shall not be deemed to be a representation or warranty regarding any third party Software which is the subject of a binding, valid, written contract and is included in any Company Software.

(e) Except as disclosed on Schedule 3.13(e) no Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the development, maintenance, operation, delivery or provision of any Company Software which is used in and material to the Company’s business as presently conducted or presently proposed to be conducted, in each case, in a manner that would require any source code for any Company Software to be made available, disclosed, contributed, distributed or licensed to any Person (including the Open Source Software community). Except as set forth on Schedule 3.13(e), none of the source code for any Company Software has been licensed or provided to, or used or accessed by, any Person other than employees, consultants and contractors of the Company that are subject to written confidentiality obligations with respect to such source code and related materials. Except as disclosed on Schedule 3.13(e), the Company is not a party to any source code escrow contract or any other contract (or a party to any contract obligating the Company to enter into a source code escrow contract or other contract) requiring the deposit of any source code for any Company Software.

(f) Except as set forth on Schedule 3.13(f), in the three years prior to the date hereof, the Company Group has taken reasonable precautions to protect the confidentiality, integrity and security of all computers, computer systems, servers, hardware, networks, Software, platforms, peripherals, co-

location facilities and equipment, and all other information technology equipment, including any outsourced systems and processes (e.g. hosting locations) and all associated documentation, owned by the Company Group and used in the business of the Company Group as currently conducted (“Company Systems”) and all information or data stored or contained therein or transmitted thereby from any theft or unauthorized use, access, disclosure, interruption or modification by any Person. In the three years prior to the date hereof, to the Knowledge of the Company, there has been no actual or alleged theft, security breach, or error, breakdown, failure, unauthorized use, access, disclosure, interruption, modification or intrusion, of any Company System owned or operated by or on behalf of the Company Group, or Personally Identifiable Information collected or stored by or on behalf of the Company Group (or any loss, destruction, compromise or unauthorized disclosure thereof).

(g) Except as set forth on Schedule 3.13(g), to the Knowledge of the Company, the Company Systems are sufficient for the immediate and anticipated future needs of the Company Group business as presently being conducted in all material respects, including, without limitation, as to capacity and ability to process current and anticipated peak volumes in a timely manner. The Company Systems (i) are in sufficiently good working condition to perform all information technology operations as necessary for the conduct of the business of the Company Group as currently conducted in all material respects; (ii) have appropriate security, back-ups, disaster recovery arrangements, and support and maintenance to minimize the risk of error, breakdown, failure or security breach; and (iii) are configured and maintained to minimize the effects of viruses and malicious code.

(h) Except as disclosed on Schedule 3.13(h), the Company Group (i) maintains policies, and has reasonable safeguards in place, with respect to data security and data privacy (including the collection, access, use, storage, processing, transfer or disclosure of Personally Identifiable Information) and (ii) complies with all (and, to the Knowledge of Company, is not aware of any violation of any) (A) such policies and (B) applicable laws and applicable industry standards relating to data security, data privacy, or the collection, use, storage, processing, transfer or disclosure of Personally Identifiable Information. In the three (3) years prior to the date hereof, no proceeding has been made or is pending, including any notice of investigation from any Person or Governmental Body, or, to the Knowledge of the Company, is threatened in writing, regarding the Company’s data security or data privacy policies or their collection, use, storage, processing, transfer or disclosure of Personally Identifiable Information.

(i) Neither the Company nor any of the Company Subsidiaries has entered into any contract or agreement to indemnify, defend or hold harmless any Person (including, without limitation, the Representatives or any of their Affiliates) for any claim of infringement, misappropriation or violation or unlawful use of any Proprietary Rights other than as set forth in one of the agreements included in the virtual data room and accessible to Parent as of December 15, 2017 or an agreement which contains terms and conditions that are not materially different from the agreements contained in the virtual data room and accessible to Parent prior to the date hereof.

(j) Other than the representations and warranties set forth in Section 3.3, Section 3.4, Section 3.7, Section 3.8, Section 3.9, Section 3.15 and Section 3.18, the representations and warranties in this Section 3.13 are the sole and exclusive representations and warranties with respect to Proprietary Rights in respect of the Company Group.

Section 3.14 Brokerage. Except for the amounts being paid to Financial Technology Partners LP and FTP Securities LLC in connection with the consummation of the transactions contemplated hereby, the Company Group has not entered into any other agreement pursuant to which a brokerage commission, finders’ fee, or similar obligation will be payable in connection with the consummation of the transactions contemplated hereby.

Section 3.15 Material Contracts.

(a) Except as set forth on Schedule 3.15(a), the Company Group is not a party to any:

(i) contract which contains a provision expressly prohibiting the Company Group from conducting any specified line of business or from conducting business in a specified geographic area;

(ii) material contract with any of the top eight Processors of the Company Group, taken as a whole, determined on the basis of revenues to the Company Group during the nine months ended September 30, 2017 (each, a “Material Processor”);

(iii) material contract with any of the top ten direct customer relationships of the Company Group, taken as a whole, determined on the basis of revenues to the Company Group during the nine months ended September 30, 2017 (each, a “Material Customer”);

(iv) material contract with any of the top ten Third-Party Referral Providers of the Company Group, taken as a whole, determined on the basis of revenues received by the Company Group during the nine months ended September 30, 2017 (each, a “Material Referral Provider”)

(v) material contract with any of the top ten (10) vendors of the Company Group, taken as a whole, determined on the basis of expenditures by the Company Group during the nine months ended September 30, 2017 (each, a “Material Vendor”);

(vi) contract creating a readily ascertainable minimum future obligation to the Company Group after the date hereof in excess of $1,000,000 in any calendar year and which is not terminable upon 90 days or less prior notice without penalty;

(vii) contract for the sale of any material asset of the Company Group (including, without limitation, Proprietary Rights) other than (A) any assets (including Company Computer Software) that the Company in its reasonable business judgment considers obsolete or (B) in the ordinary course of business;

(viii) executory contract, other than contracts entered into in the ordinary course of business, for the acquisition by the Company Group of any material operating business, whether by merger or purchase of assets or capital stock of any other Person (other than the purchase or acquisition of assets or properties in the ordinary course of business);

(ix) contract setting forth the incurrence, assumption, surety or guarantee of any Indebtedness (excluding any agreement to guarantee lease payments) for amounts in excess of $100,000;

(x) material contract with a BIN Sponsor, to the extent not already listed in subsection (ii) of Schedule 3.15(a);

(xi) any contract under which the Company Group has made advances or loans to any Person other than advances made to employees or in the ordinary course of business; or

(xii) any contract granting to any Person other than Affiliates of the Company Group with any exclusive material rights;

(xiii) contract (1) involving the grant of a license, sublicense or covenant not to sue to any of the Company Group with respect to any Proprietary Rights (other than contracts for unmodified commercial off-the-shelf Software for a license fee of no more than $100,000 in the aggregate), or (2) involving the grant by any of the Company Group of any Proprietary Rights to any Person (other than non-exclusive licenses and sublicenses granted in the ordinary course of business to customers or end-users).

(b) Excluding any effect of the consummation of the transactions contemplated hereby: (i) each contract listed on Schedule 3.15(a) (each, a “Material Contract”) is valid, binding, and enforceable on the Company or Company Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, except to the extent enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; and (ii) neither the Company Group nor, to the Knowledge of the Company, any other party to a Material Contract is in material breach of such Material Contract. “Material Contracts” shall not include any contract that will be fully performed or satisfied as of or prior to Closing.

Section 3.16 Environmental Matters. (a) The Company Group is and, in the three years prior to the date hereof, has been, in material compliance with Environmental Laws; (b) in the three years prior to the date hereof, the Company Group has not received any written notice from any Governmental Body of any material violation of, or material liability under, any applicable Environmental Law; and (c) there are no active or, to the Knowledge of the Company, abandoned underground storage tanks in the Leased Real Property.

Section 3.17 Real Property.

(a) The Company Group does not own any real property.

(b) Schedule 3.17(b) sets forth the address of each Leased Real Property and a complete list of all leases (collectively, the “Leases”) for such Leased Real Property. Except as set forth on Schedule 3.17(b) and excluding any effect of the consummation of the transactions contemplated by this Agreement, with respect to each Lease: (i) the Company or Company Subsidiary party thereto, as the case may be, has not subleased any portion of the Leased Real Property, (ii) such Leases are binding, enforceable and in full force and effect, subject to proper authorization and execution of such Leases by the respective parties thereto and except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles, (iii) neither the Company or any Company Subsidiary party thereto, nor, to the Knowledge of the Company, any other party to such Leases, has breached such Leases, except to the extent such breach would not have a Material Adverse Effect on the Company Group; and (iv) to the Knowledge of the Company, there is no pending or threatened condemnation or similar proceeding affecting the Leased Real Property subject to such Lease. The Leased Real Property listed on Schedule 3.17(b) comprises all of the real property used in the businesses of the Company Group.

Section 3.18 Transactions with Affiliates. Except as set forth on Schedule 3.18 or in the Advisory Services Agreement, or in respect of equity ownership, indemnification, expense reimbursement, employment, compensation or employee benefits, to the Knowledge of the Company there are no contracts between the Company Group on the one hand, and any direct or indirect equityholder, director, officer or employee of the Company Group, on the other hand.

Section 3.19 Allocation of Merger Consideration. In connection with the PCP Merger and the Merger, the Merger Consideration will be allocated among the Members (other than PCP) and the holders of the Common Shares in accordance with the LLC Agreement and the Members Agreement.

Section 3.20 Indebtedness. Except as set forth on Schedule 3.20 and other than (a) indebtedness for borrowed money under that certain (i) Credit Agreement, dated as of September 24, 2015, by and among Cayan LLC, NXT Capital, LLC, Antares Capital LP, BMO Harris Bank N.A. and other parties thereto and (ii) Second Lien Credit Agreement, dated as of September 24, 2015, by and among Cayan LLC, Business Development Corporation of America, Maranon Capital, L.P. and other parties thereto, (b) debt for borrowed money included on the Financial Statements and (c) liabilities included in Working Capital, there is no material outstanding indebtedness for borrowed money.

Section 3.21 Material Customers and Material Vendors. In the twelve months prior to the date hereof, the Company Group has not received any written notice from any Material Customer to the effect that any Material Customer will stop, or materially decrease the rate of, buying products or services from the Company Group or otherwise terminate or materially modify or reduce its relationship with the Company Group. In the twelve months prior to the date hereof, the Company Group has not received any written notice from any Material Vendor to the effect that any Material Vendor will stop, or materially decrease supplying materials, products or services to the Company Group or otherwise terminate or materially modify or reduce its relationship with the Company Group. No Company Group member currently has any material disputes pending with any Material Customer or Material Vendor. No Material Customer or Material Vendor has terminated or materially modified or reduced its relationship with the Company Group in the last twelve (12) months. To the Knowledge of the Company, no Material Vendor has informed the Company Group that it will materially amend or change the terms upon which such Material Vendor does business with the Company Group, as applicable. The Company has delivered to Parent a true, accurate and complete copy of its Material Contracts with each Material Customer and each Material Vendor.

Section 3.22 FCPA, OFAC, AML, MTL.

(a) During the past three (3) years, no Company Group member or its officers, directors, or employees, nor, to the Knowledge of the Company, any Company Group representatives or other Person acting for or on behalf of the Company Group has directly or, knowingly, indirectly (i) made any contribution, bribe, payoff, influence payment, kickback, or other similar payment to any Person, private or public, regardless of form, whether in money, property, or services, (1) to obtain favorable treatment in securing business, (2) to pay for favorable treatment for business secured, or (3) to obtain special concessions or for special concessions already obtained in each case (1)-(2), in violation of any applicable anti-corruption law or regulation or, (ii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the International Anti-Bribery and Fair Competition Act of 1998, as amended, or similar law.

(b) No Company Group member or any of its directors, officers, or employees nor, to the Knowledge of the Company, any agents acting on behalf of the Company is a Person that is, or is owned or controlled by a Person that is, currently the subject or target of any sanctions administered or enforced by the U.S. government (including the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State and including the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”). No Company Group member is located, organized or resident in a country or territory that is the subject or the target of comprehensive Sanctions, including Iran, North Korea, Cuba or Syria.

(c) The Company Group has been operated at all times in the past three (3) years in compliance in all material respects with all applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable anti-money laundering statutes of all jurisdictions where the Company Group conducts business, the rules and regulations thereunder and any related or similar laws (collectively, the “Anti-Money Laundering Laws”); and no proceeding by or before any court or Governmental Body or any arbitrator involving the Company Group with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of Company, threatened.

(d) No Company Group member has received any written notice (i) from any Governmental Body or BIN Sponsor in connection with money transmission services conducted by, or alleged to be conducted by, the Company Group, (ii) of any inquiry or investigation by any Governmental Body or BIN Sponsor as to whether the Company Group is required to obtain money transmission licenses from any state or are required to register with Financial Crimes Enforcement Network (FinCEN) as a money services business.

Section 3.23 Material Merchants, Agreements, and Communications.

(a) Substantially all Merchants are a party to a Merchant Agreement and have a direct business relationship with the Company Group. Subject to applicable limitations in Payment Network rules and any agreement with a BIN Sponsor, the Company Group owns, administers, and controls the wholesale Merchant Agreements and the relationship created thereby, and such control includes, without limitation, decisions regarding the continuance, amendment, assignment or termination of such Merchant Agreements. The Company Group owns the wholesale Merchant Agreements which wholesale Merchants constitute approximately 95% of the net processing revenue of the Company Group’s portfolio. For purposes of the foregoing, “owns” means that the Company Group has sole and exclusive ability to assign or transfer the Merchant relationship contemplated by the Merchant Agreement from the existing BIN Sponsor to a new BIN Sponsor bank designated by the Company Group in accordance with the terms and conditions of the relevant Sponsorship Agreement and the Payment Network rules. The Company’s execution of this Agreement or the Company’s consummation of any of the transactions contemplated herein shall not result in a material and adverse effect on the Company Group’s ownership, administration or control of the Merchant Agreements.

(b) In the twelve months prior to the date hereof, the Company has no Knowledge of, and the Company Group has not received any written notice of, any fraud by, or bankruptcy or contemplated bankruptcy of, any of its Key Merchants. In the twelve months prior to the date hereof, the Company Group has not received any written notice of default or adverse comment from any Governmental Body, regulatory authority or Payment Network in respect of any Merchant Agreement with any Key Merchant except as would not result in any material liability. In the twelve months prior to the date hereof, the except as set forth on Schedule 3.23(b), the Company Group has neither given nor received written notice of election to terminate any Merchant Agreement with a Key Merchant.

(c) The Company has in its possession an executed copy of substantially all of the Merchant Agreement to which the Company Group is a party. All agreements with the Key Merchants of the Company Group for each of the Company Group’s respective lines of business are substantially in the applicable form(s) attached hereto as Schedule 3.23(c).

(d) The Company Group has obtained guarantees from substantially all principals or third parties in accordance with the underwriting policies and guidelines of the Company Group (after giving effect to documents waivers or exceptions) and the Company Group has in its possession an executed copy of substantially all each such guarantee.

(e) Except as set forth on Schedule 3.23(e), the Company Group has no agreements, written or oral, with any Key Agent and Material Referral Providers (collectively, the “Other Agreements”). Schedule 3.23(e) also sets forth the total dollar amount of residuals paid to each Material Referral Provider for the prior nine (9) month period ending September 30, 2017. The Company Group has neither given nor received notice of, and the Company has no Knowledge of or reason to anticipate, an election to terminate or not renew any Other Agreement or Sponsorship Agreement. The Company Group has not received any notice of default or adverse comment from any Governmental Body, regulatory authority or Payment Network in respect of any Other Agreement or Sponsorship Agreement. Further no party (other than a Company Group member or an ISO of the Company Group) to an Other Agreement or Sponsorship Agreement is required to be registered with the Payment Networks to perform its obligations under the applicable Other Agreement and the performance of the Other Agreements or Sponsorship Agreements will not cause the Company to violate the Payment Network rules. The Company has delivered to Parent a true, accurate and complete copy of all material Third-Party Referral Contracts. None of the Key Agents or Material Referral Providers have the right to assign or transfer the Merchant relationship contemplated in a Merchant Agreement.

(f) Except for disputes that have arisen in the ordinary course of business, and that are not material in nature or amount, the Company is not engaged in any dispute with any Key Merchant, Key Agent, Material Processor, BIN Sponsor or Material Referral Provider. To the Company’s Knowledge, the Company Group has not received any notice that the consummation of the transactions contemplated hereunder will have a material adverse effect on the business relationship of the Company Group with any Key Merchant, Key Agent, Processor, BIN Sponsor or Material Referral Provider. Further, the Closing will not trigger any rights, including payment of increased residuals, termination of exclusivity, granting of exclusivity, buy/sell options, termination rights or other rights or remedies, under or in connection with any other arrangement with any ISO, Key Agent, Processor, BIN Sponsor, or Third-Party Referral Provider.

(g) In the past 12 months, the Company Group not received written notice of any actual or alleged violation of any such rules of any Payment Network. To the Company’s Knowledge, none of the Key Merchants, or Material Referral Providers have failed to comply with Payment Network rules in such a way that it would (i) cause the Company Group to incur any material fee, fine or liability to the Payment Networks, or (ii) materially adversely affect the Company Group’s participation in the applicable Payment Network. There are no fines, fees, liabilities or claims pending or, to the Knowledge of the Company, threatened against the Company Group related to or in connection with the failure by the Company Group, any ISO, Key Agent, or Material Referral Provider to comply with the Payment Network rules. To the Knowledge of the Company and after giving effect to applicable waivers, neither the Company Group nor any of its Material Referral Providers has marketed to, or contracted with, any merchant engaged in any business that is not permitted under the Payment Network rules, or the underwriting guidelines of the Company Group, its Material Processors, or its BIN Sponsor. To the Knowledge of the Company and after giving effect to applicable waivers, no Merchant is engaged in a business which is prohibited under the Payment Network rules or the underwriting guidelines of the Company Group, the applicable Material Processor or BIN Sponsor.

(h) Schedule 3.23(h) sets forth a complete and accurate list of Merchants that maintain reserve accounts in an amount equal to or in excess of $25,000 to secure such Merchant’s obligations under or in connection with the Merchant Agreements (collectively, the “Reserve Accounts”) and such Schedule indicates the amount contained in each such Reserve Account as of the date thereof.

(i) None of the Company Group’s Third-Party Referral Providers utilize a segregated BIN or ICA solely dedicated to such Third-Party Referral Provider in their processing with the Company Group for authorization or settlement.

(j) The Company has provided to Parent a complete and current version of each of the standard form contracts with Key Agents and Material Referral Providers used by the Company Group in the ordinary course of business (collectively, the “Sample Agreements”). Except as set forth on Schedule 3.23(j), the Material Referral Provider Contracts and the Key Agent agreements to which the Company Group is a party do not materially differ from the terms and conditions set forth in the Sample Agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PCP

Except as set forth on the Schedules delivered in connection with this Agreement, PCP hereby represents and warrants to Parent as follows:

Section 4.1 Due Organization. PCP was duly formed under the laws of Delaware and solely for the purpose of owning equity interests in the Company. Except in respect of customary corporate governance matters, routine organizational and tax related filings and payments, PCP has not engaged in any business activities or conducted any operations, has not had any employees and has not incurred liabilities or obligations of any nature. PCP does not have any assets other than 400,000 Class A Common Units and cash on hand.

Section 4.2 Authorization. PCP has obtained the requisite corporate authority, and has taken all corporate action necessary or required, to execute this Agreement and, subject to Equityholder Approval, to perform its obligations hereunder. The execution and performance of this Agreement by PCP and the performance of its obligations hereunder have been duly authorized and approved. This Agreement has been duly executed by PCP and, assuming that this Agreement constitutes a valid and binding obligation of PCP Merger Sub, constitutes a valid and binding obligation of PCP, enforceable against PCP in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.

Section 4.3 Consents and Filings.

(a) Assuming HSR Clearance, no consent or approval of, or filing with or notice to, any Governmental Body, which has not been received or made, is required with respect to PCP in connection with the execution of this Agreement by PCP or the consummation by PCP of the transactions contemplated hereby, except for: (i) the filing of the PCP Certificate of Merger and (ii) any other consents, approvals, filings or notices which, if not made or obtained, would not materially affect, or make illegal, the operations of PCP (“Immaterial Government PCP Filings”).

(b) Except as set forth on Schedule 4.3(b), and except for HSR Clearance, the PCP Certificate of Merger, and any Immaterial Government PCP Filings, the execution and delivery by PCP of this Agreement and the performance by PCP of the covenants and agreements contemplated hereby in accordance with the terms hereof, do not and will not: (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, give rise to a right of termination of, or require any notice or approval under any contract to which PCP is a party; (ii) result in the creation of any lien (other than a Permitted Lien) on the assets of PCP; (iii) contravene any law applicable to PCP; or (iv) conflict with, or result in any violation of, any provision of the organizational documents of PCP.

Section 4.4 Capitalization. The capitalization of PCP as of the date hereof is set forth on Schedule 4.4. All capital stock of PCP has been duly authorized and validly issued and, to the extent applicable, are fully paid and non-assessable, and were not issued in violation of any preemptive rights. PCP is not a party to any outstanding option, warrant, call, put or subscription agreement which obligates it to issue, sell, repurchase or redeem any capital stock, limited liability company interests or other equity securities.

Section 4.5 Tax Matters.

(a) PCP has timely filed all Tax Returns required to be filed by it, taking into account any extension of time to file granted to or obtained on behalf of PCP. All such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with applicable laws.

(b) All Taxes shown as due on such Tax Returns required to be paid by PCP have been duly paid on or before their respective due dates (taking into account any extensions of time granted to or obtained on behalf of PCP) or are being contested in good faith.

(c) All Taxes that PCP is, or has been, required by law to withhold in connection with amounts paid or owing to any employee, former employee, creditor, Affiliate, customer, supplier, or other third party, have been duly withheld and have been paid over to the proper Governmental Body to the extent due and payable.

(d) Unpaid Taxes of PCP (A) do not, as of the most recent fiscal month, exceed the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on PCP’s most recent balance sheet and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of PCP in filing its Tax Returns.

(e) PCP is not under any audit or examination from a Governmental Body and has not received any written notice from a Governmental Body that an audit or examination with respect to Taxes is being initiated, which audit or examination is not resolved.

(f) PCP has not received a written claim from any Governmental Body in a jurisdiction where PCP has not filed Tax Returns that PCP is subject to taxation, or must file a Tax Return in such jurisdiction.

(g) PCP is not presently contesting any Taxes applicable to it before any Governmental Body.

(h) PCP has not entered into a written agreement or waiver extending any statute of limitations relating to the payment of Taxes of PCP, in each case, that has not expired.

(i) PCP will not be required to include any items of income in, or exclude any items of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting or use of an improper method of accounting by or with respect to PCP in any Pre-Closing Tax Period, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local Tax laws) entered into by or with respect to PCP on or prior to the Closing Date, or (iii) installment sale or open transaction disposition consummated, or prepaid amount received or deferred revenue accrued, by PCP on or prior to the Closing Date; or (iv) election described in Section 108(i) of the Code (or any corresponding or similar provision of state or local Tax laws) made by the Company.

(j) There are no liens for Taxes (other than Permitted Liens) upon any of the assets of PCP.

(k) PCP is not a party to any agreement, contract, plan or arrangement that (after satisfying PCP’s covenant in Section 6.6(g)) has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign law), excluding, however, the effect of any Parent Arrangements.

(l) PCP has (i) not been a member of an affiliated group filing a combined, consolidated or unitary Tax Return; and (ii) no liability for the Taxes of any Person (other than a member of PCP) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by contract.

(m) Not been a party to any “reportable transaction” or “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n) There are no tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving PCP and any other Person that are currently effective excluding for this purpose agreements (such as leases, credit agreements and other similar arrangements) entered into for purposes other than relating to Taxes.

Section 4.6 Compliance with Laws. PCP is currently in compliance with, and in the three years prior to the date hereof has been in compliance with, in all material respects, all laws applicable to PCP, and PCP has not received in the three years prior to the date hereof any written notice from any Governmental Body alleging a material violation of such laws.

Section 4.7 Permits. PCP holds all permits required for its existence and operations and the ownership and use of its assets and is in material compliance with such permits.

Section 4.8 Litigation. There are no, and in the three years prior to the date hereof, there have been no, material lawsuits or other actions or proceedings pending or, to the Knowledge of PCP, threatened, against PCP before any court of competent jurisdiction or any Governmental Body. In the three years prior to the date hereof, PCP has not been party to litigation pursuant to which a court of competent jurisdiction has issued an order binding PCP. PCP is not party to any contract involving the settlement of a lawsuit in an aggregate amount of $200,000 or more with respect to which (i) any amount remains unpaid or is not covered by insurance; or (ii) conditions precedent to the settlement thereof have not been satisfied.

Section 4.9 Brokerage. PCP has not entered into any agreement pursuant to which a brokerage commission or, finders’ fee, or similar obligation will be payable in connection with the consummation of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company as follows:

Section 5.1 Due Organization and Conduct. Parent was duly formed under the laws of Georgia. PCP Merger Sub and Merger Sub were duly formed under the laws of Delaware. Each of Parent, PCP Merger Sub and Merger Sub has the requisite corporate power (or equivalent governing authority) to conduct its current business. All of the issued and outstanding equity interests of PCP Merger Sub and Merger Sub are owned directly or indirectly by Parent free and clear of any liens.

Section 5.2 Qualification. As of the date hereof, each of Parent, PCP Merger Sub and Merger Sub is duly qualified to do business in each jurisdiction where the conduct of the businesses of Parent, PCP Merger Sub and Merger Sub, as the case may be, requires such qualification, except in such jurisdictions where the failure to be so qualified would not be reasonably likely to prevent, or result in any delay in the consummation of, the transactions contemplated hereby.

Section 5.3 Authorization. Each of Parent, PCP Merger Sub and Merger Sub has obtained the requisite corporate authority (or equivalent governing authority), and has taken all actions necessary to execute this Agreement and to perform its obligations hereunder, and no other action on the part of Parent, PCP Merger Sub or Merger Sub is necessary to authorize the execution and performance of this Agreement by Parent, PCP Merger Sub or Merger Sub. This Agreement has been duly executed by Parent, PCP Merger Sub and Merger Sub and, assuming that this Agreement constitutes a valid and binding obligation of the Company and PCP, constitutes a valid and binding obligation of Parent, PCP Merger Sub and Merger Sub enforceable against Parent, PCP Merger Sub and Merger Sub in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles. A true and correct copy of each limited liability company agreement, certificate of incorporation and bylaws (or equivalent organizational document) of Parent, PCP Merger Sub and Merger Sub, as amended to date, has been made available to the Company.

Section 5.4 Consents and Filings.

(a) Except the filing of the Certificates of Merger, and assuming HSR Clearance has been obtained, no consent or approval of, or filing with or notice to any Governmental Body or any other third party that has not been received or made, is necessary or required by or with respect to Parent, PCP Merger Sub or Merger Sub in connection with the execution of this Agreement by Parent, PCP Merger Sub and Merger Sub and the consummation by Parent, Merger Sub and PCP Merger Sub of the transactions contemplated hereby.

(b) The execution of this Agreement by Parent, PCP Merger Sub and Merger Sub does not, and the consummation by Parent, PCP Merger Sub and Merger Sub on the Closing Date of the transactions contemplated hereby will not: (i) require the prior written consent of any Person under any contract to which Parent, PCP Merger Sub or Merger Sub is a party or result in a material breach thereof; or (ii) materially contravene any law applicable to Parent, PCP Merger Sub or Merger Sub.

Section 5.5 Brokerage. Except as set forth on Schedule 5.5, no banker, broker, agent or other Person acting for or on behalf or at the behest of Parent, PCP Merger Sub or Merger Sub or any Affiliate thereof is, or will be, entitled to any fee or commission (including any broker’s or finder’s fees) in connection with this Agreement or any of the transactions contemplated hereby.

Section 5.6 PCP Merger Sub and Merger Sub’s Operations. Each of PCP Merger Sub and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations, and has not incurred liabilities or obligations of any nature, other than in connection with such transactions.

Section 5.7 Funds. As of any date on which the Closing could occur, Parent, PCP Merger Sub and Merger Sub will have, sufficient unrestricted cash on hand and readily available for Parent, PCP Merger Sub and Merger Sub to consummate the transactions contemplated hereby, make the cash payments required by Section 2.3(b)(x) and pay in cash all fees, expenses and other amounts required to be paid by Parent, PCP Merger Sub and Merger Sub in connection with the transactions contemplated hereby.

Section 5.8 Solvency. Parent, PCP Merger Sub and Merger Sub are not entering the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors. The consummation of the transactions contemplated hereby will not cause Parent, the Surviving Corporation and the Surviving Company and its subsidiaries to be insolvent under applicable law.

Section 5.9 Litigation. There is no action or proceeding by or before any Governmental Body pending against or affecting Parent or its Affiliates that could adversely affect in any material respect the transactions contemplated hereby.

ARTICLE VI

COVENANTS AND OTHER AGREEMENTS

Section 6.1 Interim Covenants.

(a) Operational Covenants. Unless Parent otherwise consents in writing (which consent may not be unreasonably withheld, delayed or conditioned) and except as otherwise contemplated or permitted by this Agreement, prior to the Closing the Company Group shall use reasonable best efforts to operate its businesses in the ordinary course of business; provided that, nothing contained in this Agreement shall: (x) give Parent, directly or indirectly, the right to control or direct in any manner the operations of the Company Group; (y) prohibit or restrict the Company Group’s ability to make withdrawals or borrow funds under any current credit facility; or (z) restrict the ability of the Company Group to declare and pay any cash dividends which is payable prior to the Adjustment Time, or pay (or make provision for payment in respect of) any outstanding fees, costs, expenses, debts or other liabilities of the Company Group, in each case, prior to the Closing. In furtherance of the foregoing, other than in the ordinary course of business and except as set forth on Schedule 6.1 or the extent contemplated or required by this Agreement, prior to the Closing, PCP and the Company Group will not without the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed):

(i) issue or sell any debt for borrowed money, Common Shares, or Units, or options or warrants therefor;

(ii) declare or pay any dividend that will be payable after the Adjustment Time;

(iii) split, combine, subdivide or reclassify or redeem any Common Shares or Units;

(iv) make any material change to the LLC Agreement, the Members Agreement, or any governing documents of any Company Subsidiary;

(v) implement any facility closings or reductions in force that could implicate WARN;

(vi) adopt a plan of complete or partial liquidation or dissolution;

(vii) except as required by applicable law: amend any Tax Return; settle or compromise any material Tax liability; change or revoke any material Tax election or change any method of Tax accounting; enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign law); or consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes;

(viii) make any material change to any accounting methods, except as required by changes in GAAP or applicable law or as recommended by the Company Group’s independent accountants;

(ix) grant any material mortgage or material lien (other than Permitted Liens) on any material asset of PCP or the Company Group;

(x) purchase, sell or otherwise dispose of, or enter into any agreement or other arrangement for the purchase, sale, or other disposition of, any properties or assets, including any Proprietary Rights, involving the payment or receipt of more than $100,000;

(xi) sell, offer for sale, license, permit to expire or lapse, or otherwise dispose of, or enter into any agreement or other arrangement for the sale, license or other disposition of, any material Proprietary Rights;

(xii) make any material change in the compensation payable or to become payable to any Key Employee other than normal merit increases to employees in accordance with its historical practices, or enter into any bonus arrangements with any such Key Employees unless such amount is included in Transaction Expenses or establish or create any employment, deferred compensation or severance arrangement with any of the foregoing (other than as directed by Parent); or

(xiii) agree to do or commit any of the foregoing.

(b) Reasonable Best Efforts. Subject to the terms and conditions set forth herein and to applicable legal requirements, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including (i) cooperating with any communications with First Data and Wells Fargo in respect of the MPP Agreement and in respect of the satisfaction of the conditions set forth in Section 2.6, and (ii) cooperating with Parent to obtain a signed employment agreement from each Key Employee. It is the intention of the Parties that the obligations of Parent, PCP Merger Sub and Merger Sub to consummate the transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to the consummation of any financing arrangement, any of Parent, PCP Merger Sub, Merger Sub or any Affiliate thereof obtaining any financing or the availability, grant, provision or extension of any financing to Parent, PCP Merger Sub, Merger Sub or any Affiliate thereof.

(c) Exclusivity. Neither PCP nor the Company, and no Equityholder, shall enter into any contract or negotiations regarding the sale of the Company Group, whether such transaction takes the form of a sale of stock, merger, sale of assets or otherwise, with any Person other than Parent and its Agents.

(d) Communications; Access. Without the prior written consent of the Company, Parent shall not (and shall not permit any of its Affiliates or its or their Agents to) contact or otherwise communicate with any supplier, customer, contractor or employee of the Company Group in connection with the transactions contemplated hereby or engage in any discussions with any supplier, customer, distributor, contractor or employee of the Company Group in respect of the transactions contemplated hereby; provided that, the Company will provide Parent and its authorized Agents reasonable access, during normal business hours and upon reasonable notice, to the properties, books, records and senior management of the Company Group in connection with the transition of the ownership of the Company Group to Parent, so long as such access does not unreasonably interfere with the operations of the Company Group and occurs in a manner that the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated hereby. All requests for such access shall be directed to Financial Technology Partners LP and FTP Securities LLC or such other Persons designated by the Company in writing.

(e) The Company shall promptly, after becoming aware thereof, provide Parent with notice describing any material facts or circumstances pursuant to which any Company Group member reasonably believes that it is required to notify any Payment Network, or hire a PCI forensics investigator or the equivalent thereof by rules or guidance issued by any Payment Network, in connection with a substantial data compromise.

Section 6.2 Confidentiality. Information obtained by Parent, its Affiliates and its and their Agents in connection with the transactions contemplated by this Agreement shall be subject to the provisions of the Confidentiality Agreement by and between the Company and Parent, dated July 19, 2017 (“Confidentiality Agreement”). The terms of the Confidentiality Agreement shall survive the termination of this Agreement and continue in full force and effect for two years after such termination.

Section 6.3 Antitrust Laws.

(a) Each of Parent, PCP and the Company shall: (i) as promptly as practicable on December 18, 2017, take all actions necessary to file or cause to be filed any filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby, including the Notification and Report Forms required pursuant to the HSR Act (and, in connection therewith, request early termination); (ii) use reasonable best efforts to take all actions necessary to obtain HSR Clearance and any other consents required from any Governmental Body or authority having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws (“Antitrust Authorities”); and (iii) at the earliest practicable date, comply with any formal or informal written request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority. Each of Parent, PCP and the Company will: (A) promptly notify each other of any substantive written communication made to or received by Parent, PCP or the Company, as the case may be, from any Antitrust Authority regarding any of the transactions contemplated hereby; (B) subject to applicable law, permit each other to review in advance any proposed substantive written communication to any such Antitrust Authority and incorporate reasonable comments thereto; (C) not agree to participate in any substantive meeting or discussion with any such Antitrust Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Antitrust Authority, gives the other Party the opportunity to attend and (D) furnish each other with copies of all substantive correspondence, filings and written communications between such Party and their Affiliates and their respective Agents, on one hand, and any such Antitrust Authority or its respective staff, on the other hand, in each case, with respect to this Agreement and the transactions contemplated hereby (provided, however, that the Parties shall not be required to share the Notification and Report Form filings made under the HSR Act and that any information may be deemed outside counsel only).

(b) Without limiting the foregoing, Parent shall use its reasonable best efforts to avoid or eliminate any impediment under any Antitrust Law so as to: (i) enable the Parties hereto to close the transactions contemplated by this Agreement as promptly as possible; and (ii) avoid any lawsuit by any Governmental Body which would otherwise have the effect of preventing or delaying the Closing beyond the End Date. In furtherance of the foregoing, Parent’s efforts shall include: (A) defending through litigation on the merits, including appeals, any lawsuit asserted in any court or other proceeding by any Person; (B) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent, its Affiliates or the Company

Group, including entering into customary ancillary agreements on commercially reasonable terms relating to any such sale, divestiture or disposition of such assets or businesses; (C) agreeing to any limitation on the conduct of Parent, its Affiliates, and the Company Group; and (D) agreeing to take any other reasonable action as may be required by any Governmental Body in order to (1) obtain all necessary consents, approvals and authorizations as soon as reasonably possible, and in any event before the End Date; (2) avoid the entry of, or to have vacated, lifted, dissolved, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect as part of any lawsuit and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement; or (3) effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing or delaying the Closing beyond the End Date. Parent shall be responsible for payment of all filing fees required under the HSR Act and any other Antitrust Law.

Section 6.4 Press Release. Except in respect of the MPP Notice, as may be required by applicable law (including the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and any rules promulgated thereunder by the Securities and Exchange Commission) or the applicable rules of any stock exchange (and, with respect to subsection (b) below, except as required in connection with the procurement of any necessary consents, approvals, payoff letters and similar documentation):

(a) no Party hereto shall, and all Parties hereto shall not permit any of their respective Affiliates to, issue or cause the publication of any press or other public release or announcement (a “Press Release”) concerning this Agreement or the transactions contemplated hereby without the prior consent of both Parent and Representative (which consent shall not be unreasonably withheld, conditioned, or delayed), provided that, if required by applicable law or the applicable rules of any stock exchange, the disclosing Party shall endeavor, on a basis that is commercially reasonable under the circumstances, to provide an opportunity to the other Parties to review and comment upon such press release or other announcement to the fullest extent permitted by law and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; and

(b) the Parties shall keep the terms of this Agreement confidential (it being understood that the Parties may disclose such terms to their respective Agents pursuant to the terms of the Confidentiality Agreement to the extent necessary in connection with consummating the transactions contemplated hereby so long as such Persons agree to keep the terms of this Agreement confidential); provided, however, that (i) promptly after the signing of this Agreement and in no case more than two Business Days after the date hereof, the Company shall deliver a notice in a form mutually agreed by the Parties prior to the date hereof (the “MPP Notice”) of the contemplated Merger to First Data Merchant Services Corporation (“First Data”) and Wells Fargo Bank, N.A. (“Wells Fargo”) by personal delivery, overnight mail, or overnight courier service; (ii) the Company Group may notify its employees of the pending transactions contemplated hereby to the extent it determines in good faith that such notice is necessary or advisable; and (iii) Representative and its Affiliates may provide general information about the subject matter of this Agreement and the Company Group (including their performance, operations and results) in connection with fund raising, marketing, informational or reporting activities. In respect of notifying customers and other business relations, the Company and Parent will work together in good faith to design and execute on a communication plan.

Section 6.5 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be liable for and pay all of the fees, costs and expenses incurred thereby in connection with the sale process and the negotiation and execution of this Agreement, the performance of such Party’s obligations hereunder and the consummation of the transactions contemplated hereby; provided that, Parent shall be liable and pay for: (a) all filing fees under the Antitrust Laws; (b) all fees, costs and expenses associated with obtaining the Tail Policies and any other tail policies required to be obtained pursuant to any representations and warranties insurance policy obtained by Parent; and (c) all premiums, commitment, diligence, underwriting and similar fees or expenses with respect to any representations and warranties insurance policy obtained by Parent.

Section 6.6 Tax Matters.

(a) Parent will not (and will cause its Affiliates not to) take any action with respect to the Company Group or PCP that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in IRS Notices 2001 16 and 2008 111. Without the prior written consent of Representative, Parent will not, and will not permit the Company Group or PCP to, (a) amend any Tax Return for a Pre-Closing Tax Period, (b) make any election under Code Sections 336(e) or Section 338 or any other similar provisions of local, state or foreign law, (c) enter into any voluntary disclosure agreements or initiate discussions with any Governmental Body regarding Taxes for any Pre-Closing Tax Period or (d) take any action relating to Taxes that could create a Tax liability (other than as expressly contemplated by this Agreement), in each case if any of the foregoing could result in the Equityholders or any of their Affiliates or direct or indirect Equityholders being liable for any amounts, including under this Agreement (including any Taxes that would be included in Working Capital) or to any Governmental Body.

(b) Representative shall timely prepare and file, or shall cause to be timely prepared and filed, all income Tax Returns of the Company Group and PCP with respect to any taxable year or period that ends on or before the Closing Date. Parent shall timely prepare and file, or shall cause to be timely prepared and filed, all non-income Tax Returns of the Company Group and PCP with respect to any taxable year or period that ends on or before the Closing Date but which are not due until after the Closing Date. Representative and Parent shall (i) prepare any such Tax Returns it prepares consistent with past practices of the Company Group and PCP, and (ii) provide the other party the right to review and comment on such Tax Returns no later than twenty (20) days prior to the due date for filing such Tax Returns (including extensions), such comments to be delivered to the party preparing such Tax Returns within ten (10) days following the reviewing party’s receipt of such Tax Returns. Representative and Parent shall reflect any comments as are reasonably requested by the reviewing party on such Tax Returns unless otherwise required by applicable law. In the event of a disagreement concerning preparation of such Tax Returns or any comments made by either Representative or Parent with respect to such Tax Returns, Representative and Parent shall use their respective good faith efforts to resolve any such disagreement. In the event that Representative and Parent are unable to resolve any such disagreement within ten (10) days (or such longer period as they mutually agree), Representative and Parent shall refer such disagreement to the Accounting Firm pursuant to the general procedures of Section 2.5(c), mutatis mutandis, whose decision shall be final and binding, and the fees and expenses of the Accounting Firm will be borne between Representative and Parent in the manner contemplated under Section 2.5(c).

(c) If the Closing occurs in 2017, Representative shall timely prepare and file, or shall cause to be timely prepared and filed, all Tax Returns of the Company Group (and PCP) with respect to any Straddle Period (each a “Straddle Period Return”). Representative shall prepare such Straddle Period Returns and file the same in a manner consistent with the prior practices of the Company Group and PCP (except as otherwise required by applicable law). Representative will permit Parent to review and comment on each such Straddle Period Return at least 20 days prior to the Representative filing such returns and, unless otherwise required by applicable law, will make such revisions to such returns as are reasonably requested by Parent. In the event of a disagreement concerning preparation of the Straddle Period Returns or any comments made by Parent with respect to such Tax Returns, Representative and Parent shall use their respective good faith efforts to resolve any such disagreement. In the event that Representative and Parent are unable to resolve any such disagreement within ten (10) days (or such longer period as they mutually agree), Representative and Parent shall refer such disagreement to the Accounting Firm pursuant to the general procedures of Section 2.5(c), mutatis mutandis, whose decision shall be final and binding, and the fees and expenses of the Accounting Firm will be borne between Representative and Parent in the manner contemplated under Section 2.5(c). If the Closing occurs in 2018, Parent shall timely prepare and file, or shall cause to be timely prepared and filed, all Straddle Period Returns of the Company Group and PCP. In that event, the identical procedures, time deadlines and dispute resolution provisions shall apply as set forth above in this Section 6.6(c) governing the preparation of such returns by the Representative, except that the rights and obligations of the Representative as set forth above shall fall upon the Parent, and vice versa. The out-of-pocket costs (such as accountants’ fees) incurred by each party in the preparation and filling of all Tax Returns described in Sections 6.6(b) and (c) shall be borne on a post-closing basis by the Company Group or PCP.

(d) In the case of any Straddle Period, and for purposes of determining hereunder the amount of Taxes attributable to a Pre-Closing Tax Period or a Post-Closing Tax Period generally, the amount of Taxes attributable to the Pre-Closing Tax Period shall be deemed to be (i) in the case of Taxes imposed on a periodic basis (such as certain franchise Taxes, real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the Straddle Period and (ii) in the case of Taxes not described in (i) above (such as Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), and employment-related Taxes), the amount of any such Taxes shall be determined on an interim closing of the books basis as if such taxable period ended as of the close of business on Closing Date, provided that the expenses and deductions incurred by the Company Group or PCP incident to or arising from the transactions contemplated by this Agreement (such as the Transaction Expenses) shall be allocated or apportioned to the Pre-Closing Tax Period to the extent permitted by applicable law.

(e) Representative and Parent shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns, the preparation and submission of financial information in public filings, and any tax audits, tax proceedings, or other tax-related claims (each a “Contest”). Such cooperation shall include, providing records and information that are reasonably relevant to any such matters, making employees available on a mutually convenient basis to provide additional information, and explaining any materials provided pursuant to this Section 6.6. If there is any Contest after the Closing Date regarding any Taxes that could create a Tax liability that could result in the Equityholders or any of their Affiliates or direct or indirect Equityholders being liable for any amounts, including under this Agreement (including any Taxes that would be included in Working Capital) or to any Governmental Body, Representative shall have the right, at its own expense, to participate in such Contest (and in no event shall Parent settle, compromise and/or concede any such Contest without the prior written consent of Representative, which shall not be unreasonably withheld, delayed or conditioned). For the avoidance of doubt, Parent shall control the defense of any such Contest. In the event of any conflict between the provisions of this Section 6.6(e) and the provisions of Article VIII, the provisions of this Section 6.6(e) shall control.

(f) Parent on the one hand and Representative on the other hand shall share equally any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes (“Transfer Taxes”) that become payable in connection with the Merger or the PCP Merger. The parties shall cooperate in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid, and to obtain any exemption or refund of any such Transfer Taxes.

(g) Prior to Closing, PCP and the Company Group shall undertake their reasonable best efforts to submit to a shareholder vote the right of any “disqualified individual” (as defined in Code Section 280G(c)) to receive any and all payments that could be deemed “parachute payments” under Code Section 280G(b), in a manner that satisfies the shareholder approval requirements for the exemption of Code Section 280G(b)(5)(A)(ii) and any regulations (including proposed regulations) promulgated thereunder. Such vote shall establish the applicable “disqualified individual’s” right to the payment or other compensation. In addition, prior to such shareholder vote, PCP shall undertake its reasonable best efforts to (i) provide adequate disclosure to all shareholders of PCP entitled to vote of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to a “disqualified individual” under Code Section 280G in a manner that satisfies Code Section 280G(b)(5), and (ii) obtain from each “disqualified individual” who is entitled to receive payments that could be deemed “parachute payments” under Code Section 280G a written waiver of his or her rights to such payments in the event of a failure to approve the payments by at least 75% of the PCP shares entitled to vote. For the avoidance of doubt, neither PCP nor any member of the Company Group shall be deemed to have breached this Section 6.6(g) by reason of either (x) the failure to obtain a waiver from any applicable disqualified individual or (y) arrangements entered into by or otherwise at the direction of Parent (“Parent Arrangements”).

Section 6.7 Letters of Credit. Schedule 6.7 sets forth a complete list of all letters of credit of the Company Group (collectively, the “Letters of Credit”). Prior to the Closing, Parent shall make arrangements to replace or cash collateralize, effective at Closing, such Letters of Credit and provide written evidence thereof to the Company.

Section 6.8 Investigation; No Other Representations; Non-Reliance. In entering into this Agreement, Parent (for itself and on behalf of the other Parent Persons) hereby acknowledges and agrees that the Parent Persons have relied solely upon the specific representations and warranties expressly made by the Company in Article III and PCP in Article IV, in each case, as qualified by the Schedules (“Express Representations”). Parent (for itself and on behalf of the other Parent Persons) hereby: (a) specifically acknowledges and agrees that, except for the Express Representations, none of PCP, the Company, any Company Subsidiary, any Equityholder or any other Person is making and has not made any representation or warranty, expressed or implied, at law or in equity, in respect of PCP, the Company, the Company Subsidiaries or any of their respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, management presentations, projections, documents, material or other information (financial or otherwise) regarding PCP and the Company Group furnished or made available to any Parent Person in any data room, management presentation or in any other manner or form in expectation of, or in connection with, the transactions contemplated hereby; (b) specifically and irrevocably disclaims that any Parent Person is relying upon or has relied upon any such other representations or warranties that may have been made by any Nonparty or any other Person and acknowledges and agrees that PCP, the Company (for itself and on behalf of the Company Subsidiaries), the Equityholders and their respective Affiliates and Agents hereby specifically disclaim any such other representation or warranty made by any Nonparty or any other Person; (c) specifically and irrevocably disclaims any obligation or duty by PCP, the Company, the Company Subsidiaries, the Equityholders and their respective Affiliates or any other Person to make any disclosures not required to be disclosed by the Express Representations; and (d) specifically acknowledges and agrees that each of Parent, PCP Merger Sub, and Merger Sub is entering into this Agreement and acquiring PCP and the Company Group subject only to the Express Representations, all of which representations shall expire and terminate at the Closing as set forth in Article VII. Without limiting the generality of any of the foregoing, Parent (for itself and on behalf of the other Parent Persons) hereby acknowledges and agrees that: (i) none of PCP, the Company, the Company Subsidiaries, the Equityholders or any of their respective Affiliates or Agents makes any representation or warranty regarding any third-party beneficiary rights or other rights which any Parent Person might claim under any studies, reports, tests or analyses prepared by any third parties for PCP, the Company, the Company Subsidiaries or any of their Affiliates, even if the same were made available for review by the Parent Persons; and (ii) none of the documents, information or other materials provided to any Parent Person at any time or in any format by or on behalf of PCP, the Company Group, or by any Equityholder or any of their respective Affiliates or Agents constitutes legal advice and Parent (for itself and on behalf of the other Parent Persons) hereby waives all rights to assert that it received any legal advice therefrom or that it had any sort of attorney-client relationship with any of such Persons.

ARTICLE VII

SURVIVAL

Section 7.1 Survival. The representations and warranties of PCP and the Company set forth in this Agreement (and in any document, instrument or certificate delivered in connection with this Agreement) shall terminate effective as of the Closing and shall not, for any purpose, survive the Closing and, following the Closing, subject to the last sentence of Section 9.3, no Person shall be entitled to any recovery in respect of any inaccuracy or breach thereof or to make any claim or demand whatsoever (including any claim of detrimental reliance or breach of contract or otherwise), bring any cause of action (whether at law, in equity or otherwise) or assert any other right or remedy (whether in contract or in tort). In addition, from and after the Closing, no Person shall be entitled to make any claim or demand (whether in contract, in tort or otherwise), bring any cause of action (whether at law, in equity or otherwise) in respect of any failure of PCP or the Company to perform or comply with any covenant requiring performance or compliance prior to the Closing. The Parties expressly intend that the foregoing alter any applicable statutes of limitation. Parent (for itself and on behalf of the Parent Persons) hereby acknowledges and agrees that the limitations on liability were expressly bargained for and are a material inducement for each of PCP and the Company (for itself and on behalf of the Equityholders and Company Persons) to enter into this Agreement and consummate the transactions contemplated hereby and, subject to the last sentence of Section 9.3, hereby knowingly, voluntarily and irrevocably waives any and all rights and remedies to which it would otherwise be entitled (whether at law, in equity or otherwise) in respect of any such inaccuracy, breach, non-performance or non-compliance.

Section 7.2 Representations and Warranties Insurance. The Parties acknowledge that (x) Parent has obtained those certain representations and warranties insurance policies with AIG and Berkshire Hathaway (“R&W Policy”) to provide a source of recovery to Parent for losses incurred by a Parent Person arising out of or in connection with any breach or inaccuracy of a representation or warranty of PCP or the Company, and Parent shall have a right to recover from the R&W Policy for such losses and (y) subrogation rights under such R&W Policy are limited to common law fraud.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of PCP, the Company and Parent;

(b) by PCP, the Company or Parent if:

(i) on date on which the Closing is required to occur, the consummation of the PCP Merger or the Merger is illegal under any law applicable to the constituent corporations; provided, however, that a Party may not terminate this Agreement pursuant to this Section 8.1(b)(i) if such Party has breached any of its representations, warranties or covenants contained in this Agreement and such breach contributed to or otherwise resulted in such illegality;

(ii) a court of competent jurisdiction has issued a final and non-appealable order preventing the consummation of the PCP Merger or the Merger; provided, however, that a Party may not terminate this Agreement pursuant to this Section 8.1(b)(ii) if such Party has breached any of its representations, warranties or covenants contained in this Agreement and such breach contributed to or otherwise resulted in such order;

(iii) the Closing has not occurred on or prior to March 15, 2018 (“End Date”); provided, however, that a Party may not terminate this Agreement pursuant to this Section 8.1(b)(iii) if such Party is then in material breach of any of its representations, warranties or covenants contained in this Agreement;

(iv) the Company and PCP have not, prior to 11:59 p.m. Eastern Time on December 16, 2017, provided Parent with a copy of the Equityholder Approvals; or

(v) (y) a Material Data Compromise occurs and the condition set forth in Section 2.6(b)(ii) is not satisfied as a result, and (z) as a result of the failure of the condition set forth in Section 2.6(b)(ii), Parent elects not to consummate the Closing within 15 Business Days after Parent has been notified by the Company in writing of such Material Data Compromise.

(c) by PCP or the Company, if (i) Parent breaches in any material respect any of its representations or warranties contained in this Agreement or fails in any material respect to comply with any of its covenants contained in this Agreement, which breach or failure to comply: (A) would render a condition to PCP’s or the Company’s obligations to consummate the transactions contemplated hereby set forth in Section 2.6(c) not capable of being satisfied; and (B) after the giving of written notice to Parent by PCP or the Company of such breach or failure to comply, cannot be cured or has not been cured by the earlier of the End Date and 10 calendar days after the delivery of such notice; or (ii)(A) the conditions set forth in Section 2.6(a) and Section 2.6(b) are satisfied, (B) the Company has notified Parent in writing that the Company is ready, willing and able to consummate the transactions contemplated hereby, and (C) and Parent fails to complete the Closing within three Business Days after the delivery of such written notification; provided, however, that the right to terminate this Agreement under Section 8.1(c)(i) shall not be available to PCP or the Company, respectively, if PCP or the Company is then in material breach of any of its representations, warranties or covenants contained in this Agreement; or

(d) by Parent, if (i) PCP or the Company breaches in any material respect any of its representations or warranties contained in this Agreement or fails in any material respect to comply with any of its covenants contained in this Agreement, which breach or failure to comply: (A) would render a condition to Parent’s obligations to consummate the transactions contemplated hereby set forth in Section 2.6(b) not capable of being satisfied; and (B) after the giving of written notice to PCP and the Company by Parent of such breach or failure to comply, cannot be cured or has not been cured by the earlier of the End Date and 10 calendar days after the delivery of such notice; or (ii)(A) the conditions set forth in Section 2.6(a) and Section 2.6(c) are satisfied, (B) Parent has notified the Company in writing that Parent is ready, willing and able to consummate the transactions contemplated hereby, and (C) the Company fails to complete the Closing within three Business Days after the delivery of such written notification; provided, however, that the right to terminate this Agreement under Section 8.1(d)(i) shall not be available to Parent if Parent is then in material breach of any of its representations, warranties or covenants contained in this Agreement.

Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, then (a) this Agreement shall be null and void by virtue thereof, provided that Section 6.2, Section 6.4, Section 6.5, Section 6.8, Article IX, and this Section 8.2 shall survive any termination of this Agreement; and (b) other than losses incurred as a result of the intentional and material breach by a Party of this Agreement prior to such termination, no Party shall have any liability or obligation hereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Entire Agreement; Amendment; Severability; Counterparts. This Agreement, together with the Exhibits, Annexes and Schedules hereto, contains the entire understanding of the Parties with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement. This Agreement may not be amended or modified except by a written instrument executed by all Parties. If any term contained in this Agreement is held by a court of competent jurisdiction or other Governmental Body to be invalid, void or unenforceable, the remainder of the terms contained in this Agreement shall remain in full force and effect and shall in no way be affected and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term had never been contained herein. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible. This Agreement may be executed in several counterparts and delivered via fax or email.

Section 9.2 Waiver. Subject to the express limitations herein, at any time prior to the Closing: (a) the Company and PCP may (i) extend the date or time by which Parent is required to perform any covenant or other obligation hereunder, (ii) waive any failure of Parent to comply with any covenant or satisfy any condition or (iii) waive any breach by Parent of any representation or warranty made thereby herein; and (b) Parent may (i) extend the date or time by which the Company or PCP is required to perform any covenant or other obligation hereunder, (ii) waive any failure of the Company or PCP to comply with any covenant or satisfy any condition or (iii) waive any breach by the Company or PCP of any representation or warranty made thereby herein. Any such extension or waiver shall be valid only if set forth in a writing signed by such Party. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty or covenant contained herein, and no single or partial exercise of any such right shall preclude other or further exercise thereof or of any other right.

Section 9.3 Non-Recourse. Parent (on behalf of itself and the Parent Persons), PCP Merger Sub, Merger Sub, PCP and the Company (on behalf of itself and the Company Persons) hereby acknowledge and agree that, subject to Article VII and the last sentence of this Section 9.3, any claim, demand or cause of action (whether in contract or in tort, in law or in equity, granted by statute or predicated on any other cognizable theory) that arises under or by reason of, or is based on, connected with or otherwise relates in any manner to, this Agreement or the transactions contemplated hereby (including the sale process and the negotiation, execution and performance of this Agreement) may be made or brought against only a Party, and no Person who is not a Party, including any past, present or future member, partner, equityholder, Affiliate or Agent of, and any financial advisor or lender to, any Party, and any past, present or future member, partner, equityholder, Affiliate or Agent of, and any financial advisor or lender to, any of the foregoing (collectively, “Nonparties”), shall have any liability or obligation in respect of any such claim, demand or cause of action and Parent (on behalf of itself and the Parent Persons), PCP Merger Sub, Merger Sub, PCP and the Company (on behalf of itself and the Company Persons) hereby covenant never to bring any such claim, demand or cause of action against any Nonparty, all such claims, demands and causes of actions being hereby released and the right to make or bring such claims, demands or causes of action being hereby knowingly, voluntarily and irrevocably forever waived. In furtherance of the foregoing, PCP and the Company (on behalf of itself and the Company Subsidiaries), hereby irrevocably releases from any liability, and hereby knowingly, voluntarily and irrevocably forever waives any right it has to bring any claim, demand or cause of action (whether in contract or in tort, in law or in equity, granted by statute or predicated on any other cognizable theory) against, each current and former director, officer and other Agent of PCP and the Company Group in respect of any act, failure to act or omission of such Person occurring prior to the Closing. Nothing in this Section 9.3 shall limit the common law liability of (a) any Equityholder or Knowledge Party for fraud in the event such Equityholder or Knowledge Party is finally determined by a court of competent jurisdiction to have willfully and knowingly committed fraud against Parent with the specific intent to deceive and mislead Parent, in the making by the Company and PCP of the representations and warranties set forth in Article III and Article IV of this Agreement or (b) Parent or any equityholder thereof for fraud in the event Parent or any such equityholder is finally determined by a court of competent jurisdiction to have willfully and knowingly committed fraud against the Company or PCP, with the specific intent to deceive and mislead the Company or PCP, in the making by Parent of the representations and warranties set forth in Article V of this Agreement.

Section 9.4 Third-Party Beneficiaries; Assignment. The Equityholders are intended to be third party beneficiaries of this Agreement by virtue of the consideration that they are entitled to receive hereunder, it being understood that the Representative shall have the right to enforce such rights on behalf of the Equityholders. Nonparties are intended to be third party beneficiaries of this Agreement for purposes of enforcing the limitations set forth in Section 6.8, Article VII and Section 9.3. Except as set forth in this Section 9.4, there are no third party beneficiaries of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any Party without the prior written consent of each of the other Parties; provided, however, (i) Representative may assign its rights and obligations under this Agreement to any of its Affiliates without prior written consent and Parent may assign its rights under this Agreement to any of its Affiliates (provided, however, that any such assignment shall not relieve Parent of any liability or obligation in connection with this Agreement), and (ii) Parent may assign its rights, interests and obligations hereunder to one or more of Parent’s subsidiaries without prior written consent, but no such assignment will relieve Parent of any obligations hereunder. Any attempted assignment or delegation in violation of this Section 9.4 will be null and void ab initio.

Section 9.5 Applicable Law; Waiver of Jury Trial. This Agreement and the legal relations between the Parties shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware. Any and all claims, controversies and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be governed by the laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction. The state and federal courts located within the state of Delaware shall have exclusive jurisdiction over any and all disputes between the Parties, whether in law or in equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the Parties consent to and agree to be subject to the exclusive jurisdiction of such courts. The Parties hereby irrevocably waive to the fullest extent permitted by applicable law, and shall not assert in any such dispute, any claim that: (a) such Party is not personally subject to the jurisdiction of such courts; (b) such Party and such Party’s property is immune from any legal process of, in or relating to such courts; or (c) any action or other proceeding commenced in such courts is brought in an inconvenient forum. The mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.12 (or in such other manner as may be permitted by law) shall be valid and sufficient service thereof and the Parties hereby irrevocably waive any objections to service accomplished in the manner provided herein. The Parties hereby irrevocably waive all right to a trial by jury in any action or other proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 9.6 Specific Enforcement. The Parties hereby stipulate that irreparable damage will occur in the event that any provision of this Agreement is not performed in accordance with its terms or is otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the Parties and the third party beneficiaries of this Agreement shall be entitled to equitable relief, without proof of actual damages, including an injunction or orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms of this Agreement (including any order sought by PCP or the Company to cause Parent, PCP Merger Sub or Merger Sub to consummate the Closing and any order sought by Parent to cause PCP or the Company to consummate the Closing), in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.6 and each Party hereby irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.7 Rules of Construction. Each of Parent, PCP Merger Sub, Merger Sub, PCP, the Company and Representative is sometimes referred to herein as a “Party.” The Parties have been represented by sophisticated counsel in the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, irrevocably waive the application of any law, holding or rule of construction providing that ambiguities in an agreement will be construed against the party drafting such agreement. Exhibits, Annexes and Schedules to this Agreement are attached hereto and by this reference are hereby incorporated herein for all purposes. The recitals are hereby incorporated herein for all purposes. Any reference in this Agreement to an “Article,” “Exhibit,” “Annex,” “Section” or “Schedule” refers to the corresponding Article, Exhibit, Section or Schedule of or to this Agreement, unless expressly provided otherwise. The table of contents and the headings of Articles, Annexes, Exhibits and Sections of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language herein. The words “this Agreement,” “herein,” “hereby,” “hereunder”, “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation.” The word “material” and words of similar import refer to a level of significance that would cause a knowledgeable and sophisticated investor to elect not to enter into this Agreement and consummate the transactions contemplated hereby. Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means the Party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time and any reference to any law includes the rules and regulations promulgated thereunder. Any reference to an agreement or other document as of a given date means the agreement or other document as amended, supplemented and modified from time to time through such date. All references to “$” and dollars shall be deemed to refer to U.S. currency unless otherwise specifically provided.

Section 9.8 Schedules. Information reflected in the schedules attached hereto (“Schedules”) is not necessarily limited to information required by this Agreement to be disclosed or otherwise set forth therein and may be included for informational purposes. Headings and subheadings have been inserted in the Schedules for convenience of reference only and shall not have the effect of amending or changing the express description thereof as set forth in this Agreement. Disclosure of any fact or item in this Agreement or any Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure would apply to such other Sections. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such amounts, higher or lower amounts, or the item so included or other items, are or are not material or are within or outside the ordinary course of business, and no Party shall use the fact of the setting forth of such amounts or the fact of the inclusion of any such item in any Schedule in any dispute between the Parties as to whether any obligation, item or matter is or is not required to be disclosed (including whether such amounts or items are or are not material) or may constitute an event or condition which could be considered to have a Material Adverse Effect. No disclosure on a Schedule admitting or indicating a possible breach or violation of any contract, law or order shall be construed as an admission or indication that an actual breach or violation exists, has actually occurred or will occur. The Parties do not assume any responsibility to any Person that is not a Party to this Agreement for the accuracy of any information set forth in the Schedules. Subject to applicable law, the information on the Schedules is disclosed in confidence for the purposes contemplated in this Agreement and is subject to the confidentiality provisions of any other agreements, including the Confidentiality Agreement, entered into by the Parties or their Affiliates. Moreover, in disclosing the information in the Schedules, each Party expressly does not waive any attorney client privilege associated with such information or any protection afforded by the work product doctrine with respect to any of the matters disclosed or discussed therein.

Section 9.9 Time of the Essence. Time is of the essence in this Agreement. If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next date which is a Business Day.

Section 9.10 Representative. Representative is hereby appointed to act as representative and attorney-in-fact of the Equityholders as more fully set forth on Annex E. Parent, the Surviving Corporation and the Surviving Company shall have the right to rely upon all actions taken or omitted to be taken by Representative in its capacity as such, all of which actions or omissions shall be legally binding upon the Equityholders. Each of PCP, the Company, PCP Merger Sub, Merger Sub and Parent acknowledges and agrees that Representative is a Party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, Representative shall have no liability to, and shall not be liable for any losses of, any of PCP, the Company, Parent, PCP Merger Sub or Merger Sub in connection with any obligations of Representative under this Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except to the extent such losses shall be proven to be the direct result of willful misconduct in bad faith by Representative in connection with the performance of its obligations hereunder.

Section 9.11 Legal Representation.

(a) Parent and the Company hereby expressly agree, on behalf of themselves, the Surviving Corporation and the Surviving Company, its Affiliates and subsidiaries and their respective current and future members, partners, equityholders, Agents and each of the successors and assigns of the foregoing (all such Persons, “Waiving Parties”), that Kirkland & Ellis LLP (or any successor thereto) may represent Representative, any Equityholder or any other Nonparty in connection with any claim, demand, cause of action or other dispute or matter arising out of or relating to this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby, notwithstanding its representation (or any continued representation) of PCP and the Company Group, and each of Parent and the Company on their own behalf and on behalf of the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Parent and the Company each acknowledge that the foregoing provision applies whether or not Kirkland & Ellis LLP provides legal services to the Surviving Corporation, the Surviving Company or any subsidiary thereof after the Closing Date.

(b) In furtherance of the foregoing, all emails and other communications in furtherance of or related to the provision of legal services by Kirkland & Ellis LLP and Orrick, Herrington & Sutcliffe LLP to PCP, the Company Group, the Equityholders or any Agent thereof at any time prior to the Closing that are entitled to the protections afforded by the attorney-client privilege and the expectation of client confidence shall belong solely to Representative and shall be exclusively controlled thereby and shall not pass to or be claimed by Parent, the Surviving Corporation, the Surviving Company, any subsidiary thereof or any other Person and from and after the Closing none of Parent, the Surviving Corporation, the Surviving Company, any subsidiary thereof or any other Person purporting to act on behalf thereof or any of the Waiving Parties will seek to obtain the same by any process.

(c) Parent, PCP and the Company, on behalf of themselves and the Waiving Parties, hereby acknowledge and agree that all Sale Materials are the exclusive property of Representative and, as such, Representative shall have exclusive control over access, disclosure and use thereof. In furtherance of the foregoing, Parent, PCP and the Company (on behalf of themselves and the Waiving Parties) hereby stipulate that in no event shall any prior drafts of any Deal Documents or Sale Materials be admissible by any Parent Person (or any other Person purporting to act on behalf thereof or any of the other Waiving Parties) in any action or proceeding; provided, however, that this Section 9.11(c) shall not be deemed to limit otherwise appropriate discovery in litigation under applicable law.

Section 9.12 Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications concerning this Agreement or the transactions contemplated hereby must be in writing and must be delivered by hand or sent by overnight courier service or by email as set forth below:

if, prior to the Closing, to the Company, to:	if to PCP or Representative, to:

Cayan Holdings LLC One Federal Street, 2nd Floor Boston, MA 02110 Attn: Christopher Menard Email: cmenard@cayan.com	c/o Parthenon Capital Partners One Federal Street, 21st Floor Boston, Massachusetts 02110 Fax: 617-960-4010 Attn: General Counsel Email: pmarnoto@parthenoncapital.com

with copies (which shall not constitute notice) to:	with a copy (which shall not constitute notice) to:

c/o Parthenon Capital Partners One Federal Street, 21st Floor Boston, Massachusetts 02110 Fax: 617-960-4010 Attn: General Counsel Email: pmarnoto@parthenoncapital.com

Kirkland & Ellis LLP

555 California Street

San Francisco, California 94104

Attn:        Jeffrey Seifman, P.C.

                Benjamin P. Clinger, P.C.

                Joseph K. Halloum

Email:     jeffrey.seifman@kirkland.com

                 benjamin.clinger@kirkland.com

                 joseph.halloum@kirkland.com

and

Kirkland & Ellis LLP 555 California Street San Francisco, California 94104 Attn: Jeffrey Seifman, P.C.

Benjamin P. Clinger, P.C. Joseph K. Halloum Email: jeffrey.seifman@kirkland.com benjamin.clinger@kirkland.com joseph.halloum@kirkland.com if to Parent or, after the Closing, the Surviving Corporation or the Surviving Company, at:

Total System Services, Inc. One TSYS Way Columbus, Georgia, 31901 Attention: General Counsel Email: kathymoates@tsys.com with a copy (which shall not constitute notice) to:

Alston & Bird LLP 1201 West Peachtree Street NE Atlanta, Georgia 30309 Attention: Chris Baugher Email: chris.baugher@alston.com

Any Party may specify by written notice in accordance with this Section 9.12 to each of the other Parties a different email or physical address at any time. Written notice shall be effective and deemed to have been given (a) when sent by email before 6:00 p.m. Eastern Time on any Business Day, on such Business Day, (b) when sent by email between 6:00 p.m. and midnight Eastern Time on any Business Day or at any time on a day that is not a Business Day, on the next Business Day and (c) when delivered by overnight courier service, on the Business Day such notice is delivered.

*         *         *        *        *

Each of Parent, PCP Merger Sub, Merger Sub, PCP, the Company and Representative has executed this Agreement and Plan of Merger as of the date first above written.

CAYAN HOLDINGS LLC

By:	/s/ Henry J. Helgeson III
Name:	Henry J. Helgeson III
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

PCP MW HOLDING CORP.

By:	/s/ Zach Sadek
Name:	Zach Sadek
Title:	Vice President and Secretary

[Signature Page to Agreement and Plan of Merger]

Solely in its capacity as Representative hereunder:

PARTHENON INVESTORS IV L.P.

By:	PCP Partners IV, L.P., its General Partner
By:	PCP Managers, LLC, its General Partner

By:	/s/ Brian Golson
Name:	Brian Golson
Title:	Managing Partner

[Signature Page to Agreement and Plan of Merger]

Each of Parent, PCP Merger Sub, Merger Sub, PCP, the Company and Representative has executed this Agreement and Plan of Merger as of the date first above written.

TOTAL SYSTEM SERVICES, INC.

By:	/s/ M. Troy Woods
Name:	M. Troy Woods
Title:	Chairman, President and Chief Executive Officer

PCP CYN MERGER SUB, INC.

By:	/s/ Kathy Moates
Name:	Kathy Moates
Title:	Group Executive

MW CYN MERGER SUB, INC.

By:	/s/ Kathy Moates
Name:	Kathy Moates
Title:	Group Executive

[Signature Page to Agreement and Plan of Merger]